UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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FIRST AMERICAN FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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2022 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT First American Financial Corporation

2020 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FIRST AMERICAN First American Financial Corporation

First American Financial Corporation

April 1, 2022

Dear Fellow Stockholder,

You are cordially invited to attend our annual meeting of stockholders at 1:00 PM Pacific time, on May 10, 2022. This year’s annual meeting of stockholders will be held in a virtual-only meeting format online via live webcast using a unique link to be provided by email after registering at register.proxypush.com/FAF.

With this letter, we are including the notice for the annual meeting, the proxy statement and the proxy card. We are also including a copy of our 2021 annual report. More information regarding how to vote, participate in, and submit questions for the annual meeting can be found in the proxy statement.

We have made arrangements for you to vote your proxy over the Internet or by telephone, as well as by mail with the traditional proxy card. The proxy card contains instructions on these methods of voting.

Your vote is important. Whether or not you plan on participating in the virtual annual meeting on May 10, 2022, we hope you will vote as soon as possible.

Thank you for your continued support of First American Financial Corporation.

Dennis J. Gilmore Chairman of the Board	Kenneth D. DeGiorgio Chief Executive Officer

First American Financial Corporation	NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Matters to be voted on
May 10, 2022	Proposal		Board Recommendation
Time
1

Election of the three persons named in the accompanying proxy statement to serve as Class III directors on our board of directors for a three-year term expiring on the date of the 2025 annual meeting of stockholders.

Vote For
1:00 PM Pacific Time
Website
	2	Approval, on an advisory basis, of our Company’s executive compensation.	Vote For
register.proxypush.com/FAF
	3	Approval of the amendment and restatement of our Company’s 2010 Employee Stock Purchase Plan.	Vote For

Who can vote Only stockholders of record at the close of business on March 17, 2022 are entitled to notice of the meeting and an opportunity to vote.	4	Ratification of the selection of PricewaterhouseCoopers LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	Vote For

At the meeting, we will also transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

This year’s meeting will be held in a virtual-only meeting format online via live webcast. To participate in the meeting, stockholders must go to register.proxypush.com/FAF with the control number provided on their proxy card or voting instruction form and register by following the instructions. Upon completing registration, a stockholder will receive further instructions via email, including a unique link that will allow that stockholder access to the meeting. During the meeting, stockholders may vote, submit questions and view the list of stockholders as of the record date. For additional information on voting at or participating in the meeting online, including how to submit questions, please see “Questions and Answers” on page 74.

How to vote your shares before the meeting

Your vote is very important. Please submit your vote by proxy as soon as possible via the Internet, telephone or mail.

VIA THE INTERNET Visit the website listed on your proxy card, notice or voting instruction form.	BY PHONE Call the phone number listed on your proxy card or voting instruction form.	Y	BY MAIL Complete, sign, date and return your proxy card or voting instruction form in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 10, 2022:  First American Financial Corporation’s notice of annual meeting and proxy statement, annual report and other proxy materials are available at www.firstam.com/proxymaterials.

Notice of Annual Meeting of Stockholders

Meeting Contingencies

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the meeting, the chair of the meeting will convene the meeting at 2:00 PM Pacific Time on the date specified above and at our address, 1 First American Way, Santa Ana, CA 92707, solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investors page of our website at investors.firstam.com.

Greg L. Smith

Vice President, Deputy General Counsel and Secretary

Santa Ana, California

April 1, 2022

First American Financial Corporation   2022 Proxy Statement | i

ii | 2022 Proxy Statement   First American Financial Corporation

First American Financial Corporation

PROXY STATEMENT

Solicitation of Proxies by the Board of Directors

The board of directors (our “Board”) of First American Financial Corporation, a Delaware corporation (our “Company,” “we” or equivalent terms), is soliciting proxies from holders of our common stock for use at the annual meeting of our stockholders to be held on May 10, 2022, at 1:00 PM Pacific time. The meeting will be held in a virtual-only meeting format online via live webcast using a unique link to be provided by email after registering at register.proxypush.com/FAF. We have included information on how to vote, submit questions, and participate in the virtual meeting in the “Questions and Answers” section on pages 75 and 77.

We are mailing this proxy statement and the enclosed proxy card, notice of annual meeting, stockholders letter and 2021 annual report to our stockholders on or about April 1, 2022. In lieu of a proxy card, holders of shares held in street name through a bank, broker or other nominee are receiving a voting instruction form from their bank, broker or other nominee. As used herein, references to “proxy” or “proxy card” also refer to the voting instruction form provided to street name holders.

The remainder of this proxy statement has been divided into five sections. You should read all five sections before you vote.

I.	Proposals: this section provides information relating to the proposals to be voted on at the stockholders’ meeting.
II.	Required Information: this section contains information that is required by law to be included in this proxy statement and which has not been included in the other sections.
III.	Corporate Responsibility and Sustainability: this section highlights some of our efforts to reduce our environmental impact and to improve the communities in which we operate.
IV.	Questions and Answers: this section provides answers to a number of frequently asked questions related to the stockholders’ meeting.
V.	Other Information: this section provides other information regarding this proxy, including instructions about how to obtain a copy of our annual report.

The Compensation Discussion and Analysis section contains certain financial measures that are not presented in accordance with generally accepted accounting principles (“GAAP”), including adjusted return on average total equity and adjusted pretax margin. Please see Appendix A for the rationale behind the presentation of these measures and a reconciliation of these amounts to the nearest GAAP financial measures.

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Information Regarding the Nominees for Election

The following list provides information with respect to the three persons nominated and recommended to be elected as a Class III director by our Board, to serve for a three-year term expiring on the date of the 2025 annual meeting of stockholders. Each of the nominees is currently serving as a director of our Company and was previously elected by stockholders at the 2019 annual meeting of stockholders.

Age: 58 Director since: 2017 Committees: Governance Independent: Yes

REGINALD H. GILYARD

Mr. Gilyard has been a senior advisor with The Boston Consulting Group, a global management consulting company, since 2012. From 2012 to 2017, he was dean of the Argyros School of Business and Economics at Chapman University. From 1996 to 2012, he held various other positions with The Boston Consulting Group, including as a partner and managing director. He is a director of CBRE Group, Inc. (NYSE: CBRE), a commercial real estate services and investment firm; Realty Income Corporation (NYSE: O), a real estate investment trust; and Orion Office REIT Inc. (NYSE: ONL), a suburban office focused net lease real estate investment trust. He began his career serving in the United States Air Force. With his in-depth understanding of the complexities of large businesses and keen grasp of customer needs across a variety of industry sectors, Mr. Gilyard brings to the Board a unique perspective on how we can make our operations more efficient and serve our customers better.

Age: 74 Director since: 2010 Committees: Compensation Executive (chair) Independent: Yes

PARKER S. KENNEDY

Mr. Kennedy is our chairman emeritus and lead independent director. He served as chairman of our Board from 2010 to 2022. Mr. Kennedy served as executive chairman of the Company from 2010 to 2012. From 2003 to 2010, he served as chairman and chief executive officer of The First American Corporation, the Company’s prior parent company, and as its president from 1993 to 2004. He served as a director of The First American Corporation and, as renamed in 2010, CoreLogic, Inc., from 1987 to 2011, and was CoreLogic, Inc.’s executive chairman from 2010 to 2011. He is a director of the Automobile Club of Southern California. We believe that Mr. Kennedy, who has worked with us in various capacities for over 40 years, has unparalleled executive experience in our industry. He also brings to the Company an incomparable understanding of our history and culture.

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Age: 67 Director since: 2013 Committees: Audit Compensation Independent: Yes

MARK C. OMAN

Mr. Oman retired from Wells Fargo & Company in 2011, after serving it or its predecessors since 1979. He held numerous positions at Wells Fargo, including senior executive vice president (home and consumer finance) from 2005 until his retirement and group executive vice president (home and consumer finance) from 2002 to 2005. Mr. Oman also served as a director and the chief executive officer of Wachovia Preferred Funding Corp. from 2009 to 2011 and as a director of American Caresource Holdings, Inc. from 2013 to 2017. He is currently involved with several private ventures and serves on a variety of private-company and non-profit boards. Mr. Oman brings to the Board important insights into the mortgage market and working with large mortgage lenders.

Information Regarding the Other Incumbent Directors

The following lists provide information with respect to the individuals currently serving as Class I directors, whose current term expires at the 2023 annual meeting of stockholders, and Class II directors, whose term expires in 2024. The Class I directors were previously elected by stockholders at the 2020 annual meeting (other than Mr. DeGiorgio who was appointed in 2022), and the Class II directors were previously elected by stockholders at the 2021 annual meeting.

Class I Directors—Term Expiring 2023

KENNETH D. DEGIORGIO

Mr. DeGiorgio has served as our chief executive officer since February 2022. From 2021 to 2022 he was our president with oversight responsibility for the Company’s operating groups, including its title insurance, specialty insurance and data and analytics businesses. He served as executive vice president from 2010 to 2021, overseeing the Company's international division, trust company and various corporate functions. He serves as a director of Offerpad Solutions Inc. (NYSE:OPAD), a leading tech-enabled real estate company. With over 23 years of service to our Company in various operational and corporate roles, Mr. DeGiorgio provides our Board with an in-depth understanding of the Company’s businesses, risk profile and competitive landscape.

Age: 50 Director since: 2022 Committees: None Independent: No

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JAMES L. DOTI

Dr. Doti has been a professor of economics at Chapman University since 1974 and served as Chapman University’s president from 1991 to 2016. He previously served on the boards of The First American Corporation, Standard Pacific Corp. and Fleetwood Enterprises, Inc. Given his experience as president of Chapman University and his doctorate in economics from the University of Chicago, Dr. Doti gives our Company insight into the organizational challenges that large companies face and the impact of the economic environment on the Company.

Age: 75 Director since: 2010 Committees: Audit (chair) Executive Independent: Yes

MICHAEL D. MCKEE

Mr. McKee has served as a principal of The Contrarian Group, a private equity firm, since 2018. He is the chairman of Realty Income Corporation (NYSE: O), a real estate investment trust, and the Tiger Woods Foundation. He served as a director of HCP, Inc. (NYSE: HCP), a publicly traded real estate investment trust, from 1989 to 2018, as executive chairman of HCP from 2016 to 2018 and, during 2016, he also served as interim chief executive officer and president of HCP. From 2010 to 2016, Mr. McKee was chief executive officer of Bentall Kennedy (U.S.), a registered real estate investment advisor. He also served as the chief executive officer and vice chairman of the board of directors of The Irvine Company, a privately-held real estate development and investment company, and as a partner with the law firm of Latham & Watkins LLP. Mr. McKee brings to the Board significant operating and executive management experience. This experience, combined with Mr. McKee’s extensive background in the real estate industry, facilitates the Board’s oversight of the Company’s operations and enhances its ability to assess strategic opportunities.

Age: 76 Director since: 2011 Committees: Compensation (chair) Independent: Yes

Age: 77 Director since: 2011 Committees: Audit Executive Independent: Yes

THOMAS V. MCKERNAN

Mr. McKernan has served as vice-chair of AAA—Auto Club Enterprises and the Automobile Club of Southern California (the “Auto Club”) since 2018 and from 2012 to 2018 he served as its chairman. Mr. McKernan served as chief executive officer of the Auto Club from 1991 until his retirement in 2012. Mr. McKernan also serves as a director of Payden & Rygel Investment Group and as a trustee of certain funds associated therewith. Through his operating, information technology and executive management experience, much of it gained in the process of transforming the Auto Club into a leader in the California insurance industry, Mr. McKernan brings to the Company valuable insight into the challenges facing an insurance company that is executing on a strategic growth plan. His extensive experience participating in the management of insurance company investment portfolios also has been of significant value to the Company.

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Class II Directors—Term Expiring 2024

Age: 63 Director since: 2010 Committees: Executive Independent: No

DENNIS J. GILMORE

Mr. Gilmore has served as chairman of the Board since February 2022 and as a director since 2010. He served as our chief executive officer from 2010 to 2022. From 1993 to 2010, he served in various managerial roles with The First American Corporation, including as the chief executive officer of its financial services group and as its chief operating officer. As the Company’s former chief executive officer, Mr. Gilmore brings to our Board significant operational and executive management experience specific to our Company’s businesses and our industry.

Age: 68 Director since: 2015 Committees: Governance (chair) Independent: Yes

MARGARET M. MCCARTHY

Ms. McCarthy retired in 2019 as executive vice president of CVS Health Corporation, a health innovation company (NYSE: CVS), supporting the technology integration following the completion of CVS Health’s acquisition of Aetna, Inc. in 2018. She served as executive vice president of operations and technology for Aetna, Inc., a diversified healthcare benefits company, from 2010 until 2018, where she was responsible for innovation, technology, data security, procurement, real estate and service operations. Prior to joining Aetna in 2003, she served in various information technology-related roles, including at CIGNA Healthcare, Catholic Health Initiatives and Andersen Consulting (now Accenture), as well as a consulting partner at Ernst & Young. She is a director of Marriott International, Inc. (NASDAQ: MAR), an operator, franchisor, and licensor of hotel, residential, and timeshare properties worldwide; American Electric Power (NYSE: AEP), an electrical energy company; and Alignment Healthcare, Inc. (NASDAQ GS: ALHC), a tech-enabled Medicare Advantage company. She served as a director of Brighthouse Financial, Inc. (NASDAQ GS: BHF), a life and annuity insurance company from 2018 to 2021. Given her extensive experience managing large groups of employees, complex processes and enterprise-critical technology, Ms. McCarthy brings to the Board valuable insights into areas of critical import to the operations of the Company.

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Age: 64 Director since: 2018 Committees: Governance Independent: Yes

MARTHA B. WYRSCH

Ms. Wyrsch retired in 2019 as executive vice president and general counsel for Sempra Energy, a leading energy services company, where she oversaw the company’s legal affairs and compliance initiatives. Prior to joining Sempra Energy in 2013, Ms. Wyrsch served as the president of Vestas American Wind Technology from 2009 to 2012, where she had direct responsibility for all North American sales, construction, service and maintenance. In addition to her executive leadership roles, she served as a member of the board of directors of Spectra Energy Corporation and SPX Corporation. She currently serves on the board of directors of Quanta Services, Inc. (NYSE: PWR), a specialized contracting services company and National Grid plc (FTSE:NG; NYSE:NGG), an investor-owned utility managing electric and natural gas assets in the United Kingdom and United States. From 2012 to 2021 she also served as a director of Spectris plc, a publicly traded company listed on the London Stock Exchange and from 2019 to 2020 as a director of Noble Energy, Inc. (NYSE: NBL), an energy exploration and production company. As an accomplished director for publicly-traded companies, and with deep experience leading intricate businesses, Ms. Wyrsch provides valuable insight into how we can enhance our operations and effectively serve our customers.

See the section entitled “Security Ownership of Management,” which begins on page 17, for information pertaining to stock ownership of our directors. There are no family relationships among any of the directors or nominees or any of our executive officers. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is to be selected as a director.

The following chart displays information about the skills and experience of our directors. Most of our directors at least have exposure in each of these areas and many are proficient, but the chart below reflects only those that have self-reported as being from experienced to highly experienced in these areas.

Directors Self-Reporting as Being Experienced to Highly Experienced
Experience operating a business line:						10
Strategic planning experience:						10
Experience serving on a public company board:						10
Corporate governance experience:						10
Risk management experience:						10
Finance/accounting experience:						10
Experience serving in a CEO/top officer role:					9
Regulatory/governmental experience:					9
Real estate industry experience:					9
Customer experience/sales management experience:				8
Title industry experience:				8
Sustainability/ESG experience:				8
Marketing experience:				8
Investment management experience:			7
Data industry experience:			7
Insurance industry experience:			7
Information technology experience:			7
Human resource management experience:			7
Information security experience:		6
Experience operating a business line outside of the United States:	5

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Item 1.    Election of Class III Directors

Our certificate of incorporation provides for a classified Board. Each person elected as a Class III director at the annual meeting of stockholders will serve for a three-year term expiring on the date of the 2025 annual meeting and until his or her successor in office is elected and qualified. Our Board has nominated the following individuals for election as Class III directors:

Reginald H. Gilyard

Parker S. Kennedy

Mark C. Oman

Unless otherwise specified by you in your proxy card, the proxies solicited by our Board will be voted “FOR” the election of each of the Class III director nominees. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by our Board. Our Board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

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Item 2.    Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934 and Securities and Exchange Commission (“SEC”) rules, we are seeking the advice of our stockholders on the compensation of our named executive officers as presented in the “Executive Compensation” section of this proxy statement commencing on page 26. Specifically, we are seeking stockholder approval of the following resolution:

“RESOLVED, that the stockholders of First American Financial Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2022 annual meeting of stockholders.”

We refer to this proposal as a “Say on Pay” proposal. As part of its process in determining executive compensation levels for 2021, the Compensation Committee has reviewed the results of last year’s Say on Pay proposal, in which approximately 68 percent of our Company’s shares present and entitled to vote approved 2020 executive compensation. The stockholder support for the prior Say on Pay proposal reinforces the Compensation Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officers’ total compensation to be related to our Company’s consolidated financial performance. It also reinforces the Compensation Committee’s view that, for executive officers, the mix of compensation should be weighted heavily toward at-risk pay and should include a substantial portion payable in equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

To ensure that our compensation program aligns with the long-term interests of our stockholders, we engaged with our stockholders to seek feedback on our executive compensation program. We reached out to stockholders representing approximately 67 percent of our outstanding shares. Holders of approximately 58 percent of our outstanding shares responded to our outreach and approximately 49 percent chose to actively engage with us. Following a thorough review of our executive compensation program and incorporating feedback received from our stockholders, the Compensation Committee made several important changes to our compensation program, including the shift of 25 percent of long-term incentive awards for executive officers to multi-year performance awards based on total stockholder return relative to the S&P MidCap 400® Index over a three-year period. With these changes, our compensation program places an even greater emphasis on objective performance metrics that we believe will drive long-term stockholder value. For example, 62 percent of all restricted stock units (“RSUs”) awarded in 2022 (in connection with 2021 performance) to our chief executive officer (who is now our chairman) were metric-based, and 59 percent, on average, of RSUs granted to our other named executive officers were metric-based, up from 44 percent and 36 percent, respectively, for the prior year.

The results of the 2021 executive compensation program are included in the section entitled “Compensation Discussion and Analysis” below commencing on page 26. Stockholders are urged to read the Compensation Discussion and Analysis as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 56 through 66, in their entirety.

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While this vote to approve executive compensation is not binding, the Compensation Committee intends to review the results of the vote in connection with its ongoing analysis of our Company’s compensation programs. We expect to include a Say on Pay proposal in our proxy materials on an annual basis and, thus, we expect that the next Say on Pay proposal will occur at our 2023 annual meeting.

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Item 3.    Approval of Amendment and Restatement of the 2010 Employee Stock Purchase Plan

On March 9, 2022, the Board adopted and approved the First American Financial Corporation 2010 Employee Stock Purchase Plan, As Amended and Restated effective July 1, 2022 (the “Amended ESPP”), subject to stockholder approval, as an amendment and restatement of the First American Financial Corporation 2010 Employee Stock Purchase Plan, As Amended and Restated effective July 1, 2013 (the “ESPP”). The Board is submitting the Amended ESPP to stockholders for adoption and approval at the 2022 annual meeting. The purpose of the Amended ESPP is to provide an opportunity for employees of our Company (and any participating subsidiaries) to purchase common stock of our Company at a discount through accumulated payroll deductions. The Amended ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). However, sub-plans that do not meet the requirements of Section 423 of the Code may be established for the benefit of eligible employees of non-U.S. subsidiaries of our Company.

Summary of the Amended ESPP

The following is a summary of the principal features of the Amended ESPP. The following summary does not purport to be a complete description of all provisions of the Amended ESPP and is qualified in its entirety by the complete text of the Amended ESPP, which is attached to this proxy statement as Appendix B.

The Amended ESPP increases the maximum number of shares of Company common stock that will be made available for sale from 5,000,000 to 14,000,000. As of the record date, March 17, 2022, 576,364 shares remained available for issuance under the ESPP, which, together with the additional 9,000,000 shares, represents 8.8% of our common stock outstanding as of the record date. Additionally, the Amended ESPP extends the term from July 1, 2023 to July 1, 2032. Stockholder approval is required for each of these amendments. The Board believes that the Amended ESPP will encourage additional employee stock ownership and thereby better align the interests of employees with long-term stockholders. Stockholders are urged to read the Amended ESPP in its entirety.

Administration

An administrative benefits plan committee consisting of Company employees (the “Administrative Plan Committee”) administers the Amended ESPP. The Administrative Plan Committee has full discretionary authority to construe, interpret and apply the terms of the Amended ESPP, to determine eligibility and to adjudicate any disputed claims filed under the Amended ESPP. Any rights or responsibilities given to the Administrative Plan Committee under the Amended ESPP may be exercised by the Board, and the Administrative Plan Committee may delegate the routine day-to-day administration of the Amended ESPP to other persons or organizations, including to any employee of our Company.

Eligibility

All employees who are at least 18 years of age and employed by our Company or any participating subsidiaries of our Company will generally be eligible to participate in the Amended ESPP; however, the Administrative Plan Committee may exclude employees whose customary employment is for not more than 20 hours per week and/or five months in any calendar year. In addition, the Administrative Plan Committee may exclude employees who are citizens or residents of a foreign jurisdiction if the grant of an option to such an employee is prohibited under the laws of the foreign jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Amended ESPP to violate the provisions of Section 423 of the Code.

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As of March 17, 2022, approximately 15,700 employees of our Company and our subsidiaries were eligible to participate in the Amended ESPP.

Offering Periods

The Amended ESPP currently operates in consecutive quarterly periods referred to as “offering periods.” The Board, the Administrative Plan Committee and our Company’s chief executive officer may change the duration (including the commencement date) of future offering periods without stockholder approval. However, offering periods may not last longer than the maximum offering period permitted under Section 423 of the Code.

Purchase Price

The purchase price for each option will equal 85% of the lesser of the fair market value of a share of our Company’s common stock (i) on the first day of the offering period or (ii) on the last day of the offering period (such date, the “Exercise Date’). The Board, the Administrative Plan Committee or our Company’s chief executive officer may, prior to the start of any offering period, provide that the purchase price for each option will equal a different amount that is no less than 85% of the fair market value of a share of our Company’s common stock on either the first or last day of the offering period.

Payroll Deductions

A participant must designate in his or her enrollment package the amount (if any) of compensation to be deducted during that offering period for the purchase of stock under the Amended ESPP. Unless otherwise determined by the Administrative Plan Committee, this election may be decreased during the offering period, subject to any limitations on the number of changes determined by the Administrative Plan Committee, and will continue in effect for future offering periods unless terminated (or increased or decreased) by the participant. Each participant’s payroll deductions under the Amended ESPP will be credited to a bookkeeping account in his or her name under the Amended ESPP. Amounts contributed to the Amended ESPP constitute general corporate assets of our Company and may be used for any corporate purpose.

Purchase of Stock

A participant properly enrolled in the Amended ESPP for an offering period will be granted an option to purchase shares of our Company’s common stock. Each participant’s option will permit the participant to purchase a number of shares determined by dividing the employee’s accumulated payroll deductions for the offering period by the applicable purchase price. Unless a participant withdraws from the Amended ESPP, each option granted under the Amended ESPP will automatically be exercised on the Exercise Date, and the number of shares acquired by a participant will be determined by dividing the participant’s Amended ESPP account balance as of the Exercise Date for the offering period by the purchase price of the option.

Withdrawal

A participant may also elect to withdraw from any offering period on or before a date designated by the Administrative Plan Committee, in which case the participant’s payroll deductions will be refunded and the participant’s outstanding options will terminate.

Limits on Authorized Shares; Limits on Contributions

If our Company’s stockholders approve the Amended ESPP, the maximum number of shares of our Company’s common stock that may be purchased will increase from 5,000,000 to 14,000,000 (subject to adjustment as described below).

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Participation in the Amended ESPP is also subject to the following limits:

•

A participant will not be granted an option under the Amended ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of our Company or one of our subsidiaries.

•

A participant cannot accrue rights to purchase more than $25,000 of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which an option is outstanding.

•

A participant’s payroll contributions are limited to 15% of his or her compensation and $7,000 per offering period (or such other percentage or amount specified by the Board, the Administrative Plan Committee or our Company’s chief executive officer).

•A participant cannot purchase more than 1,000 shares of our Company’s common stock under the Amended ESPP with respect to any one offering period (or such other share limit specified by the Board, the Administrative Plan Committee or our Company’s chief executive officer).

Termination of Employment

If a participant ceases to be an eligible employee for any reason, such participant will immediately and automatically be removed from the Amended ESPP. As such, the participant’s payroll deductions will automatically cease, the participant’s payroll deductions will be refunded, and the participant’s outstanding options will terminate.

Corporate Transactions

Upon the occurrence of a sale of all or substantially all the business, stock or assets of our Company or any merger, combination, consolidation, exchange or other reorganization or similar event in connection with which our Company does not survive (or does not survive as a public company in respect of our common stock), the Board or Administrative Plan Committee may make provision for the assumption, substitution, or exchange of the outstanding options based upon, to the extent relevant, the distribution or consideration payable to holders of the common stock upon or in respect of such event. If the Board or Administrative Plan Committee fails to make such a provision or if the outstanding options would otherwise not continue in accordance with their terms, then the in-progress offering period will be shortened by establishing a new Exercise Date that is before the date of the corporate transaction.

Liquidation or Dissolution

If our Company proposes to dissolve or liquidate, unless otherwise provided by the Board or the Administrative Plan Committee, the then in-progress offering period will be shortened by establishing a new Exercise Date that is before the date of the liquidation or dissolution.

Adjustments

The number and type of shares of stock available under the Amended ESPP or subject to outstanding options, as well as the purchase price of outstanding options and the share limits under the Amended ESPP, are subject to adjustment in the event of certain reclassifications, reorganizations, mergers, consolidation, combinations, recapitalizations, spin-offs, stock splits, stock dividends, extraordinary dividends or distributions of property to the stockholders or any similar unusual or extraordinary corporate transaction in respect of our Company’s common stock.

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Transfer Restrictions

A participant’s rights with respect to options or the purchase of shares under the Amended ESPP, as well as payroll deductions credited to his or her Amended ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Amendments

The Board or the Administrative Plan Committee generally may amend, suspend, or terminate the Amended ESPP at any time and in any manner, provided that, with limited exceptions, the action may not adversely affect a participant’s rights under his or her outstanding options. Stockholder approval for an amendment to the Amended ESPP will generally only be required to the extent necessary to meet the requirements of Section 423 of the Code or to the extent otherwise required by law or applicable stock exchange rules.

Subplans

The Board or the Administrative Plan Committee may adopt subplans applicable to particular subsidiaries of our Company, which may be designed to be outside the scope of Section 423 of the Code.

Term

The ESPP originally became effective on May 28, 2010 and was amended and restated effective July 1, 2013. Subject to stockholder approval, the Amended ESPP will become effective on July 1, 2022 and the Amended ESPP will continue in effect for a term of 10 years (until July 1, 2032), unless terminated earlier by the Board or its delegate.

U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to the purchase of shares under the Amended ESPP are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general summary of the current U.S. federal income tax principles applicable to the Amended ESPP. The following summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy those rules, nor does it describe gift, estate, social security, state, local or international tax consequences. In addition, if one or more sub-plans are established for employees of non-U.S. subsidiaries, the tax rules may be different than discussed below.

The Amended ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Participant contributions to the Amended ESPP through payroll deductions are made on an after-tax basis. That is, a participant’s payroll deductions that are contributed to the Amended ESPP are deducted from compensation that is taxable to the participant and for which our Company is generally entitled to a tax deduction.

Generally, no taxable income is recognized by a participant with respect to either the grant or exercise of his or her Amended ESPP option. Our Company will have no tax deduction with respect to either of those events. A participant will generally recognize income (or loss) only upon a sale or disposition of any shares that the participant acquires under the Amended ESPP. The particular tax consequences of a sale or disposition of shares acquired under the Amended ESPP depend on whether the participant has held the shares for a “Required Holding Period” before selling or disposing of the shares. The Required Holding Period ends on the later of (i) two years after the first day of the offering period in which the

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I. Proposals

participant acquired the shares, or (ii) one year after the Exercise Date on which the participant acquired the shares.

If the participant holds the shares for the Required Holding Period and then sells the shares at a price in excess of the purchase price paid for the shares, the gain on the sale of the shares will be taxed as ordinary income to the participant to the extent of the lesser of (i) the amount by which the fair market value of the shares on the first day of the offering period in which the participant acquired the shares exceeded the purchase price of the shares (calculated as though the shares had been purchased on the first day of the offering period), or (ii) the gain on the sale of the shares. Any portion of the participant’s gain on the sale of the shares not taxed as ordinary income will be taxed as long-term capital gain. If the participant holds the shares for the Required Holding Period and then sells the shares at a price less than the purchase price paid for the shares, the loss on the sale will be treated as a long-term capital loss to the participant. Our Company will not be entitled to a tax deduction with respect to any shares held by the participant for the Required Holding Period, regardless of whether the shares are eventually sold at a gain or a loss.

The participant has a “Disqualifying Disposition” for tax purposes if the participant disposes of the shares before the participant has held the shares for the Required Holding Period. If the participant sells the shares in a Disqualifying Disposition, regardless of whether the shares are sold at a gain or a loss, the participant will realize ordinary income in an amount equal to the difference between the purchase price paid for the shares and the fair market value of the shares on the Exercise Date on which the participant acquired the shares, and our Company generally will be entitled to a corresponding tax deduction. In addition, if the participant makes a Disqualifying Disposition of the shares at a price in excess of the fair market value of the shares on the Exercise Date, the participant will realize capital gain in an amount equal to the difference between the selling price of the shares and the fair market value of the shares on the Exercise Date. Alternatively, if the participant makes a Disqualifying Disposition of the shares at a price less than the fair market value of the shares on the Exercise Date, the participant will realize a capital loss in an amount equal to the difference between the fair market value of the shares on the Exercise Date and the selling price of the shares. Our Company will not be entitled to a tax deduction with respect to any capital gain realized by a participant.

Specific Benefits Under the Amended ESPP

The benefits that will be received by or allocated to eligible employees under the Amended ESPP cannot be determined at this time because the amount of payroll deductions contributed to purchase shares of our Company’s common stock under the Amended ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant.

The following table sets forth the number of shares purchased under the ESPP from 2010 (the year in which the ESPP was first adopted) through 2021 by our named executive officers and the specified groups set forth below.

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I. Proposals

Purchases Under ESPP 2010 through 2021
Name	Dollar Value ($)	Number of Shares
Named Executive Officers
Dennis J. Gilmore, Chief Executive Officer through February 4, 2022, when he became Chairman of the Board of Directors	—	—
Kenneth D. DeGiorgio, President through February 4, 2022, when he became Chief Executive Officer	—	—
Christopher M. Leavell, Chief Operating Officer, First American Title Insurance Company	—	—
Mark E. Seaton, Executive Vice President, Chief Financial Officer	—	—
Matthew F. Wajner, Vice President, Treasurer	—	—
All current executive officers as a group	$92,377	2,630
All current non-employee directors as a group	—	—
Each nominee for election as a director	—	—
Each associate of the above-mentioned executive officers, directors and director nominees	—	—
Each other person who received or is to receive 5% of such options, warrants or rights	—	—
All employees, including all current officers who are not executive officers, as a group	$139,669,333	4,421,006

The closing price of a share of our Company’s common stock as of March 17, 2022, was $68.32 per share.

We intend to file with the U.S. Securities and Exchange Commission, after our stockholders approve the Amended ESPP, a registration statement on Form S-8 covering the new shares reserved for issuance under the ESPP.

Please refer to the Securities Authorized for Issuance under Equity Compensation Plans table on page 70 for details regarding equity securities of our Company that were authorized for issuance under equity compensation plans of our Company as of December 31, 2021.

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I. Proposals

Item 4.    Ratification of Selection of Independent Auditor

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Representatives of PwC are expected to participate in the annual meeting, and, if they do participate in the annual meeting, will have an opportunity to make a statement and be available to respond to appropriate questions.

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee is seeking ratification of its selection of PwC from our stockholders as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of PwC and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our Company’s best interests and those of our stockholders.

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II. Required Information

Security Ownership of Management

The following table sets forth the total number of our shares of common stock beneficially owned and the percentage of the outstanding shares so owned as of the record date by:

•	each director (and each nominee for director),
•	each executive officer named in the “Summary Compensation Table” on page 56 (each, a “named executive officer”), and
•	all current directors and executive officers as a group.

Unless otherwise indicated in the notes following the table, the stockholders listed in the table are the beneficial owners of the listed shares with sole voting and investment power (or, in the case of individual stockholders, shared power with such individual’s spouse) over the shares listed. Shares subject to rights exercisable within 60 days after the record date are treated as outstanding when determining the amount and percentage beneficially owned. None of the directors or officers included in the table below have the right to acquire any shares within 60 days of the record date.

Stockholders	Number of Common Shares		Percent if greater than 1%
Directors
Kenneth D. DeGiorgio	110,104		—
James L. Doti	66,559		—
Dennis J. Gilmore	468,090		—
Reginald H. Gilyard	10,513		—
Parker S. Kennedy	2,632,670	(1)	2.4%
Margaret M. McCarthy	18,411		—
Michael D. McKee	43,515		—
Thomas V. McKernan	50,805		—
Mark C. Oman	40,846		—
Martha B. Wyrsch	8,558		—
Named executive officers who are not directors
Christopher M. Leavell	92,794		—
Mark E. Seaton	95,290		—
Matthew F. Wajner	17,371		—
All directors, named executive officers and other executive officers as a group (15 persons)	3,659,280		3.4%

(1)

Includes 2,466,686 shares held by Kennedy Enterprises, L.P., a California limited partnership of which Mr. Kennedy is the sole general partner. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, including the power to vote securities held by the partnership, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of the Company without the prior written consent of all of the limited partners. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Mr. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own and his wife’s capital accounts.

Board and Committee Meetings

Our Board held six meetings during 2021. No incumbent director attended less than 75% of the aggregate of all meetings of the Board and the committees (if any) on which the director served. From time to time, our Board may act by unanimous written consent as permitted by the laws of the State of Delaware. Our Board’s standing committees include an audit, nominating and corporate governance,

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II. Required Information

compensation and executive committee. Our Board also has an ad-hoc information security risk oversight, accountability and review committee (“ROAR committee”). The following table reflects the composition of each of the standing committees as of the date of this proxy statement.

	Audit Committee		Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Number of Meetings in 2021		7	5	3	1
Independent Directors
Dr. James L. Doti	o
Reginald H. Gilyard
Parker S. Kennedy
Margaret M. McCarthy
Michael D. McKee
Thomas V. McKernan
Mark C. Oman
Martha B. Wyrsch
Inside Directors
Kenneth D. DeGiorgio
Dennis J. Gilmore
Chairperson Member Financial Expert

Audit Committee

The functions performed by the Audit Committee include:

•	reviewing internal auditing procedures, plans, results, resources and budgets;
•	selecting our independent registered public accounting firm;
•	serving as the Board’s designated risk oversight committee (see the Risk Oversight section beginning on page 22 for additional details);
•

engaging with our compliance and risk management executives to review the state of enterprise compliance programs and risk management with a view to understanding the steps management has taken to monitor and control our Company’s major risk exposures;

•	reviewing with internal counsel the state of litigation, claims and regulatory matters;
•	discussing with management, internal audit and external advisors the state of internal controls and management tone;
•	directing and supervising investigations into matters within the scope of its duties;
•	reviewing with the independent registered public accounting firm the plan and results of its audit and determining the nature of other services to be performed by, and fees to be paid to, such firm;
•	reviewing our Company’s information technology and information security functions; and
•	supervising the oversight of our Company’s investment portfolios.

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II. Required Information

The Audit Committee’s charter is posted in the corporate governance section of our website at www.firstam.com. Our Board of Directors has determined that Messrs. Doti, McKernan and Oman are audit committee financial experts within the meaning of the SEC’s rules and regulations.

Compensation Committee

The Compensation Committee establishes compensation rates and procedures with respect to our executive officers, including the determination of their annual bonus awards, monitors our equity compensation plans, assesses risk with respect to our compensation programs and makes recommendations to the Board regarding director compensation. The Compensation Committee’s charter is posted in the corporate governance section of our website at www.firstam.com.

Additional information concerning the Compensation Committee’s processes and procedures surrounding non-employee director compensation is included in the section entitled “Director Compensation,” which begins on page 67. Additional information concerning the executive compensation policies and objectives established by the Compensation Committee, the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, and the role of executive officers and the Compensation Committee’s compensation consultant in determining executive compensation is included in the section entitled “Compensation Discussion and Analysis,” which begins on page 26, under the subsection entitled “Compensation Decision Process,” which begins on page 38.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors of our Company; recommending to the Board nominees for directorships to be filled by the Board or by the stockholders; developing, recommending to the Board and periodically reviewing the corporate governance principles applicable to our Company; overseeing our Company’s succession plan for the chief executive officer and the succession planning process for other key employees; and overseeing sustainability matters material to our Company’s business. This committee’s charter is posted in the corporate governance section of our website at www.firstam.com. The committee’s charter outlines the procedures by which certain stockholders of our Company may recommend director nominees to the Board. In particular, the committee will accept and consider, in its discretion, director recommendations from any stockholder holding in excess of five percent of our Company’s outstanding shares of common stock. Such recommendations must include the name and credentials of the recommended nominee and should be submitted to the secretary of our Company at 1 First American Way, Santa Ana, California 92707. The committee will evaluate director candidates recommended by stockholders for election to our Board in the same manner and using the same criteria as used for any other director candidate (as described below). If the committee determines that a stockholder-recommended candidate is suitable for membership on our Board, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next vacancy on our Board or in connection with the next annual meeting of stockholders.

Our Bylaws also provide for proxy-access, which is described in the section “Stockholder Proposals, Director Nominations and Proxy Access” on page 71. In 2022, in response to stockholder feedback, we amended our Bylaws to implement majority voting in uncontested elections of directors. In contested elections, where the number of nominees exceeds the number of directors to be elected, plurality voting will continue to apply. Our Bylaws also require that any director who does not receive a majority of the votes cast will promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and the Board.

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II. Required Information

As stated in the corporate governance guidelines, the committee takes into account all factors it considers appropriate in identifying and evaluating candidates for membership on the Board, including some or all of the following: strength of character, an inquiring and independent mind, practical wisdom, mature judgment, career specialization, relevant technical skills, reputation in the community, diversity and the extent to which the candidate would fill a present need on the Board. This committee makes recommendations to the full Board as to whether or not incumbent directors should stand for re-election. However, if our Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors, the selection and nomination of such directors generally is not subject to the committee process for identifying and evaluating nominees for director. The committee conducts all necessary and appropriate inquiries into the background and qualifications of possible candidates and may engage a search firm to assist in identifying and evaluating potential candidates for nomination.

Our corporate governance guidelines set forth a policy for the consideration of diversity in identifying nominees for director. The policy recognizes the benefits associated with a diverse board and, as indicated above, requires that the Nominating and Corporate Governance Committee consider diversity as a factor when identifying and evaluating candidates for membership on the Board. The policy utilizes a broad conception of diversity, including professional and educational background, prior experience on other boards, political and social perspectives, as well as race, national origin, gender and sexual orientation. The Nominating and Corporate Governance Committee assessed the effectiveness of the Board diversity policy by considering, among other factors, self-assessed director skills and experience; the race, national origin, gender and sexual orientation of Board members; and the practices of the Board and the committee when identifying and evaluating candidates for membership on the Board. The California corporations code required us to have three or more female directors and at least one director from an underrepresented community at some point during 2021. During 2021, we had the minimum number of female directors and directors from underrepresented communities necessary to comply with California law.

Utilizing the factors and in recognition of the legal requirements described above, the committee makes recommendations, as it deems appropriate, regarding the composition and size of the Board. The priorities and emphasis of the committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members.

Our corporate governance guidelines also contain a mandatory retirement policy, which provides that no person is eligible for election as a director if on January 1 of the year of the election he or she is age 77 or older. The Board has not granted any waivers or exemptions to this policy.

Independence of Directors

The Board has affirmatively determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, as well as each other member of the Board, except Kenneth D. DeGiorgio and Dennis J. Gilmore, is “independent” as that term is defined in the corporate governance rules of the New York Stock Exchange for listed companies and in accordance with our Company’s corporate governance guidelines. In addition, each member of the Audit Committee and the Compensation Committee is independent under the additional standards applicable to the respective committee under the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange listing standards. In making these determinations, the Board considered the following relationships between directors and our Company: Messrs. Gilyard and McKee are affiliated with, and Mss. McCarthy and Wyrsch were previously affiliated with, entities that do business with, or that represent clients that do business with, us in the ordinary course from time to time (and the amounts involved in each case are significantly less than 2% of such entity’s consolidated gross revenues); each of Messrs.

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II. Required Information

Doti and Kennedy is or recently was affiliated with one or more nonprofit organizations to which our Company and/or our management has made donations from time to time (and the amounts in each case are significantly less than $1 million and 2% of the nonprofit organization’s consolidated gross revenues); and Mr. Kennedy receives standard board fees for his service as a director of our Company’s trust subsidiary, as further described in the section entitled “Director Compensation,” which begins on page 67. Each of the relationships above, while considered by the Board, falls within our categorical independence standards contained in the Board’s corporate governance guidelines, which are available on the corporate governance section of our website at www.firstam.com. The Board also considered the following relationships between Mr. Kennedy and our Company: he was employed as our executive chairman until his retirement in February 2012; for serving as chairman of the Board until February 9, 2022 and as lead independent director of the Board since then, he receives Company-provided office space, mobile devices, computer, other office equipment and administrative support as set forth in the section entitled “Director Compensation,” which begins on page 67; and his son is employed by a subsidiary of our Company as further described in the section entitled “Transactions and Litigation with Management and Others” on page 23.

Board Leadership Structure; Meetings of Independent Directors

Our Board believes it is important to select our Company’s chairman and our Company’s chief executive officer in the manner it considers in the best interests of our Company at any given point in time. Accordingly, the chairman and chief executive officer positions may be filled by one individual or by two different individuals. Our Board has determined at this time that it is appropriate to separate the roles of chairman and chief executive officer and these positions are currently held by different individuals, Mr. Gilmore and Mr. DeGiorgio, respectively. During 2021, Mr. Kennedy served as our chairman and Mr. Gilmore as our chief executive officer.

In addition to a chairman, we also have a lead independent director, currently Mr. Kennedy. Dr. Doti served as our lead independent director during 2021. The lead director is responsible for chairing and coordinating the agenda for the executive sessions of independent directors. In 2021, the independent directors met four times in executive session. In addition, the lead director may provide advice to the chairman with respect to the following: (i) establishing an appropriate schedule for Board meetings; (ii) preparing agendas for the meetings of the Board and its committees; (iii) the retention of consultants who report directly to the Board; (iv) the Nominating and Corporate Governance Committee’s oversight and implementation of our corporate governance policies; and (v) the Compensation Committee’s oversight of the implementation of and compliance with our Company’s policies and procedures for evaluating and undertaking executive and incentive-based compensation.

Our Board believes this to be the most effective leadership structure for our Company because it effectively allocates authority, responsibility, and oversight between management, the chairman of the Board and the lead director and capitalizes on the experience and strengths of our current management team. It does this by giving primary responsibility for the operational leadership and strategic direction of our Company to our chief executive officer, enabling the lead director to facilitate our Board’s independent oversight of management and consideration of key governance matters, and allowing our chairman to promote communication between management and our Board. The Board believes that its programs for overseeing risk, as described under the Risk Oversight section below, would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.

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II. Required Information

Annual Performance Evaluation

The Board and each of its committees conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively. In connection with this annual evaluation, directors are given an opportunity to evaluate the effectiveness of each other and to evaluate their own personal effectiveness. The results of the evaluation are reported to the Board and each committee.

Risk Oversight

The Board’s responsibilities in overseeing our Company’s management and business to maximize long-term stockholder value include oversight of our Company’s key risks and management’s processes and controls to manage those risks appropriately. Management, in turn, is responsible for the day-to-day management of risk and implementation of appropriate risk management controls and procedures.

Although risk oversight permeates many elements of the work of the full Board and the committees, the Audit Committee has the most direct and systematic responsibility for overseeing risk management and has been designated by the Board as its risk oversight committee. To that end, the Audit Committee charter provides for a variety of regular and recurring responsibilities relating to risk, including:

•	having responsibility for the internal audit function, with that function reporting directly to the committee;
•	overseeing the independent registered public accounting firm;
•	receiving reports from management and the independent auditor regarding the adequacy and effectiveness of various internal controls;
•	reviewing regularly with management legal and regulatory matters that could impact our Company;
•	supervising the oversight of our Company’s investment portfolios;
•	overseeing our Company’s compliance program with respect to legal and regulatory requirements and risks; and
•

discussing with management and the independent auditor our Company’s guidelines and policies with respect to risk assessment and risk management, including our Company’s major risk exposures and the steps management has taken to monitor and control such exposures.

In performing these functions, the committee regularly receives reports from management and internal and external auditors regarding our Company’s:

•	information technology environment and business continuity programs;
•	information security and cybersecurity programs;
•	enterprise risk management program;
•	compliance program;
•	investment portfolios;
•	vendor management program;
•	insurance program; and
•	litigation, claims and regulatory exposures.

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II. Required Information

Separately, the Compensation Committee oversees our Company’s compensation policies and practices and has assessed whether our Company’s compensation policies encourage excessive risk taking. The Compensation Committee has concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company. In arriving at that conclusion, the Compensation Committee considered, among other factors, our Company’s review and approval processes surrounding certain compensatory arrangements; the metrics used to determine variable compensation, including the performance measures selected by the Compensation Committee and performance ranges associated with the metrics; the Compensation Committee’s oversight of inclusion or exclusion of extraordinary items in the financial results upon which certain compensatory arrangements are based; the inclusion of overall Company performance in the determination of divisional leader compensation; the portion of variable compensation paid in restricted stock units, which generally vest over three to four years; the extent to which qualitative judgments are involved in the compensatory arrangements; the amount of compensation paid as sales commissions, management’s review of such compensation paid and the localized nature of the commission payments; controls, such as underwriting and approval controls; and the extent to which compensatory arrangements can be changed if circumstances evidence increased risk associated with such arrangements.

As a supplement to the oversight of the Audit Committee of our Company’s information security program, the Board formed in 2019 the ROAR committee as an ad-hoc committee comprised of Ms. McCarthy (chair) and Mr. McKernan to oversee the implementation of certain information security-related recommendations, to provide Board-level feedback to management on information security matters and to drive accountability for information security.

Director Attendance at Annual Meetings

Our directors are expected to attend the annual meetings of our stockholders. At last year’s annual meeting, each of our Company’s directors attended the virtual meeting.

Stockholder and Interested Party Communications with Directors

Stockholders and other interested parties may communicate directly with members of the Board, including the chairman, lead director or any of the other non-management directors of our Company (individually or as a group), by writing to such director(s) at our Company’s principal executive offices, 1 First American Way, Santa Ana, California 92707. In general, stockholder communications delivered to our Company for forwarding to Board members about bona fide issues and concerning our Company related to the duties and responsibilities of the Board will be forwarded in accordance with the stockholder’s instructions. Directors receiving such communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to our Company’s internal audit department, to the full Board or to an appropriate committee of the Board.

The Audit Committee has established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters, and for the submission by our employees of concerns regarding questionable accounting or auditing matters. Our 24-hour, toll-free hotline is available for the submission of such concerns or complaints at 1-866-921-6714. To the extent required by applicable law, individuals wishing to remain anonymous or to otherwise express their concerns or complaints confidentially are permitted to do so.

Transactions and Litigation with Management and Others

The Board of Directors has adopted a written policy regarding related party transactions, which generally requires the Nominating and Corporate Governance Committee’s review and approval of transactions

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II. Required Information

involving amounts in excess of $120,000 between our Company and/or our affiliates, on the one hand, and, on the other hand, any of our Company’s directors, director-nominees, executive officers, stockholders beneficially owning in excess of 5% of our Company’s common stock or any of their immediate family members that have a direct or indirect material interest in the transaction. If the proposed transaction involves $1,000,000 or less, then the chair of the Nominating and Corporate Governance Committee may approve the transaction.

Certain transactions, including compensatory arrangements reported in this proxy statement for executive officers and directors of our Company, are deemed to be pre-approved by the Nominating and Corporate Governance Committee under the terms of the policy. In cases where the potential transaction would involve the executive officer, director, large stockholder or any of their immediate family members only in an indirect fashion, the policy does not apply where such indirect interest results solely from ownership of less than 10% of, or being a director of, the entity entering into the transaction with our Company.

Mr. Kennedy’s son is employed by a subsidiary of our Company as a managing director, agency division. His base salary in 2021 was $225,000, his cash bonus for 2021 (paid in 2022) was $357,500 and the dollar value of restricted stock units granted to him in 2022 (in connection with 2021 performance) was approximately $292,500. Some of Mr. Kennedy’s son’s 2020 compensation was received in 2021 and disclosed in last year’s proxy statement. He received standard employee benefits and participated in the standard, performance-based incentive compensation program available to similarly-situated employees of his level and experience.

For information on transactions involving our Company and persons or groups of stockholders who are known to us to be the beneficial owners of more than 5% of our common stock, see the footnotes to the table in the section “Who are the largest principal stockholders outside of management?” on page 80.

In addition, our Company and our Board, other than Mr. DeGiorgio, and certain executives are parties to a stockholder derivative action, Hollett vs. Gilmore, et al., filed on November 25, 2020 and pending in the United States District Court for the Central District of California. The allegations arise out of the information security incident that occurred during the second quarter of 2019 and the resulting legal proceedings and disclosures made at the time of the incident. While the ultimate disposition is not yet determinable, our Company does not believe it will have a material adverse effect on our Company’s financial condition, results of operations or cash flows.

Executive Officers

The following provides information regarding our Company’s current executive officers:

Name	Position(s) Held	Age
Kenneth D. DeGiorgio	Chief Executive Officer	50
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company	59
Mark E. Seaton	Executive Vice President, Chief Financial Officer	44
Lisa W. Cornehl	Senior Vice President, Chief Legal Officer	43
Matthew F. Wajner	Vice President, Treasurer	46
Steven A. Adams	Vice President, Chief Accounting Officer	52

All officers of our Company are appointed annually by the Board on the day of the annual meeting of stockholders.

•	Kenneth D. DeGiorgio has served as our chief executive officer since February 2022. From 2021 to 2022 he was our president with oversight responsibility for the Company’s operating

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II. Required Information

groups, including its title insurance, specialty insurance and data and analytics businesses. He served as executive vice president from 2010 to 2021, overseeing the Company's international division, trust company and various corporate functions.

•

Christopher M. Leavell has served as chief operating officer of the Company’s subsidiary, First American Title Insurance Company, since 2011. He was its executive vice president and division president from 2008 to 2011. Mr. Leavell joined The First American Corporation in 1997 and served in various managerial roles until 2008.

•

Mark E. Seaton has served as our executive vice president, chief financial officer since 2013. From 2010 until 2013, he served as our senior vice president, finance, in which capacity he oversaw the Company’s investment management, investor relations, treasury and financial planning activities. Mr. Seaton joined The First American Corporation in 2006 and served as director of investor relations until 2010.

•

Lisa W. Cornehl has served as our senior vice president, chief legal officer since September 2021 and as our chief privacy officer since 2018. From 2015 until 2021, she served as our deputy general counsel, litigation. Ms. Cornehl joined the Company in 2011 and served as senior litigation counsel until 2015. Earlier in her career, she worked for a leading international law firm.

•

Matthew F. Wajner has served as our vice president, treasurer since 2020. From 2013 until 2020, he served as vice president, chief accounting officer. He was the Company’s controller from 2010 until 2013. He joined The First American Corporation in 2009 and served as its director of SEC reporting until 2010.

•

Steven A. Adams has served as our vice president, chief accounting officer since 2020. He served as chief accounting officer for WASH Multifamily Laundry Systems LLC, a facilities management services company, during 2020, as chief accounting officer for Tanium, Inc., an enterprise software company, from 2017 until 2019, as vice president and corporate controller for Aerojet Rocketdyne Holdings, Inc., an aerospace and defense propulsion manufacturer, during 2017, as chief accounting officer at Dreamworks Animation SKG, Inc., a digital animation studio, from 2016 to 2017, as a consultant to Dreamworks from 2015 to 2016, and in various positions at DIRECTV from 1999 until 2015, including as general auditor and its senior vice president, controller and chief accounting officer. He started his career in the audit practice at PricewaterhouseCoopers.

First American Financial Corporation   2022 Proxy Statement | 25

Executive Compensation

Compensation Discussion and Analysis

Introduction

In this section, we describe our executive compensation program for our named executive officers (“NEOs”). Our Company’s NEOs for 2021 were:

Name	Principal Position	Tenure with Company (years)
Dennis J. Gilmore	Chief Executive Officer through February 4, 2022, when he became Chairman of the Board of Directors	29
Kenneth D. DeGiorgio	President through February 4, 2022, when he became Chief Executive Officer	23
Christopher M. Leavell	Chief Operating Officer, First American Title Insurance Company	25
Mark E. Seaton	Executive Vice President, Chief Financial Officer	16
Matthew F. Wajner	Vice President, Treasurer	12

Executive Summary

The Compensation Committee (referred to in the Executive Compensation section of this proxy statement as the “Committee”) believes that on the whole our Company’s management team performed exceptionally well in 2021, as reflected by our financial results and our achievements against our strategic objectives.

The Committee is focused on ensuring that our executive compensation programs continue to attract, retain and motivate leaders who create long-term value for our stockholders. As part of that effort, we reached out to investors representing approximately 67 percent of our outstanding shares to discuss executive compensation. Holders of approximately 58 percent of our outstanding shares responded to our outreach and approximately 49 percent chose to actively engage with us. Following a thorough

SHIFTED 25% OF LTI RSUs TO METRIC-BASED AWARD 62% of equity granted to our 2021 CEO was metric-based review of our executive compensation program and incorporating feedback received from our stockholders, the Committee made the following changes to our compensation program, as described in more detail in this Compensation Discussion and Analysis section:

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Compensation Discussion and Analysis

•     Shifted 25% of long-term incentive (“LTI”) awards for executive officers to multi-year, metric-based performance awards based on total stockholder return (“TSR”) relative to the S&P MidCap 400 Index over a three-year period, with performance-based payouts ranging from 0% to 200% of target. These awards vest three years after the grant date.

o

As a result of this change, 92% of the compensation for our chief executive officer (“CEO”) for 2021 was performance-based, with 62% of all restricted stock units (“RSUs”) awarded in 2022 (in connection with 2021 performance) being metric-based.

o	For all other NEOs, on average, this change increased the percentage of metric-based RSUs awarded from 36% in connection with 2020 performance to 59% in connection with 2021 performance.
o	On average, time-vesting LTI RSUs awarded to NEOs in connection with 2021 performance were <25% of total compensation.

•     Enhanced disclosures in this proxy statement regarding our executive compensation program, including additional disclosures regarding:

o	the Committee’s process for determining long-term incentive award amounts (page 47);
o

our Company’s atypical annual incentive bonus program, which provides for the payment of the bonus with a combination of cash and RSUs instead of the common practice of paying it entirely in cash—a combination that improves retention and aligns NEOs’ interests with the interests of our long-term stockholders (page 41); and

o	the Committee’s process for setting annual incentive performance metrics used to determine bonus RSU awards and cash bonuses (pages 38 and 42).

The changes that the Committee made in 2022 (based on 2021 performance) resulted in a significantly greater portion of the payout of long-term awards being metric-based compared to payout in 2021 (based on 2020 performance).

	Actual 2021 Compensation (1)		Actual 2020 Compensation
	Performance-Based(2)	Metric-Based RSUs(3)	Performance-Based(2)	Metric-Based RSUs(3)
Named Executive Officer	(% of Total Compensation)	(% of Total RSUs Awarded)	(% of Total Compensation)	(% of Total RSUs Awarded)
Gilmore, D.	92%	62%	89%	44%
DeGiorgio, K.	87%	57%	83%	36%
Leavell, C.	86%	59%	83%	35%
Seaton, M.	85%	62%	82%	39%
Wajner, M.	66%	53%	59%	28%

(1)

The percentages differ from the graphics in the Compensation Mix section on page 32 because the annual incentive cash bonus and annual incentive bonus RSUs (defined below as “Bonus RSUs”) in the chart above are based on actual payouts and the graphics on page 32 utilize the target annual incentive cash bonus amount and target annual incentive Bonus RSU amount.

(2)

Includes actual annual incentive cash bonus and all RSUs awarded. The annual incentive cash bonus and all RSU awards were made in the subsequent year in connection with the prior year’s performance (e.g. awarded in 2022 in connection with 2021 performance).

(3)

Metric-based RSUs include all annual incentive Bonus RSUs granted for the specified year. For 2021, metric-based RSUs also include all LTI performance RSUs that are based on the relative TSR metric (defined below as “LTI PRSUs”) and granted in connection with 2021 performance.

In addition to the changes described above (and as further described below) the annual incentive bonus plan was modified so that bonuses for 2022 performance and later could be earned up to 200% of target (previously 175%) and equity awards under the bonus plan would be subject to three-year vesting, rather than four-year vesting. Both changes were consistent with market practice. Furthermore, the vesting

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Compensation Discussion and Analysis

period for LTI RSUs granted in 2022 and later was changed from four to three years, again consistent with market practice.

The Committee believes that our Company paid compensation to management commensurate with its performance and consistent with our Company’s pay-for-performance philosophy.

Performance Overview

Our Company’s financial performance in 2021 marked a year of exceptional financial performance, including the following records:

o     total revenues of $9.2 billion, up 30% compared with the prior year,

o     pretax income of $1.6 billion, up 78% from $923 million in 2020,

o     pretax margin in the title insurance and services segment of 16.3%,

o     earnings per share of $11.14, and

o     return on equity of 23.2%.

A YEAR OF RECORD PERFORMANCE $9.2B revenue $1.6B pretax income 16.3% pretax title margin $11.14 EPS 23.2% ROE

Other financial highlights for the year include:

o     annualized total stockholder return of 56.2% and 20.0% for the one- and five-year periods ending December 31, 2021, respectively, compared to the S&P 500 at 28.7% and 18.4%,respectively, and the S&P MidCap 400 Index at 24.7% and 13.1%, respectively,

o     a common stock dividend increase of 11% to an indicative annual rate of $2.04 per share, and

o     the repurchase of 1.7 million shares for a total of $99 million at an average share price of $58.05.

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Compensation Discussion and Analysis

Total Revenues (in billions) $6.2 $7.1 $9.2 Net income attributable to the Company $707 $696 $1241 Pretax Margin (Title Segment) 16.1% 15.7% 16.3% Return on Equity 17.3% 14.9% 23.2% 2019 2020 2021

Note: The charts above reflect Company results under GAAP. The Committee makes certain non-GAAP adjustments in connection with its compensation programs, which are further described below.

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Compensation Discussion and Analysis

Execution on Company Strategy

We had another successful year executing against our strategic initiatives. The sustained commitment of our employees allowed us to take advantage of strong market conditions and achieve record revenues of $9.2 billion and a return on equity of over 20 percent. This accomplishment not only is a testament to the dedication and skill of our management and employees and their commitment to customers, but also is a validation of our strategy, including our continuing efforts to digitally transform the process of transacting real estate. During the year, we also strategically deployed our capital to acquire and invest in companies that we expect will grow our core title and settlement operations and in venture-stage innovative real estate-related technology companies that, among other things, give us insight into their unique strategies and needs, allowing us to tailor our products and services accordingly. Furthermore, given the importance of data to our core business and innovation efforts, at the beginning of 2021 we announced our intention to expand our title plant footprint from 500 counties to 1,500 by the end of that year. Leveraging our proprietary data extraction technology, we are currently maintaining more than 1,600 title plants covering nearly 80% of the U.S. population.

OUR VISION To be the premier title insurance and settlement services company

2021 Performance Metric Results

The NEO annual cash bonuses and annual equity bonuses were paid out at 175% of target for all NEOs. These payout amounts reflect the results of the two financial metrics utilized by the Committee: return on equity and pretax margin. Target and actual results of these metrics for 2021 are set forth below.

Metric	Target	Actual 2021 Results
Pretax Margin	10.8%	15.8%
Return on Equity	11.4%	20.1%

Note: The Committee’s definitions of pretax margin and return on equity are described on page 42 below. Actual results set forth above have been adjusted to exclude current year net investment gains/losses from the investment portfolio and certain current year net investment gains/losses from our Company’s venture investment portfolio. Return on equity also excludes accumulated other comprehensive income/loss and noncontrolling interests. These are non-GAAP financial measures. Please see Appendix A for the rationale behind the presentation of these measures and a reconciliation of these amounts to the nearest GAAP financial measures.

The annual incentive plan gives the Committee the discretion to adjust the metric-driven payout by up to 30 percentage points to account for factors that may impact our Company’s return on equity or pretax margin, including unanticipated external factors, such as regulatory changes or changes in interest rates; success against strategic initiatives designed to create long-term stockholder value, such as innovation efforts, risk management, employee engagement, or market share gains/losses in key markets; or environmental, social and governance (“ESG”) actions, initiatives, or omissions that impact, and reflect the role of our Company in, broader society, such as employee development, inclusion efforts, privacy and data protection and sustainability/environmental impact. The Committee also retains the ability to pay ultimately a lower amount, including the discretion not to pay an annual incentive bonus.  For 2021, the Committee did not make any discretionary adjustments.

The Committee believes that the results of the 2021 executive compensation program, as disclosed and discussed herein, reflect its pay-for-performance philosophy.

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Compensation Discussion and Analysis

Pay Philosophy

Pay Objectives

Our Company’s executive officer compensation program, which is administered by the Committee, is designed to enhance stockholder value by providing that a substantial portion of the executive officer’s total compensation be related to our Company’s consolidated financial performance and a lesser portion be related to the Committee’s qualitative assessment of the contribution of each individual executive officer. The Committee also believes that there is value in consistency in our Company’s executive officer compensation program. As a result, while target performance levels change from year to year, the general structure of the program typically remains consistent from year to year. From time to time, the Committee makes adjustments to the compensation program based on stockholder feedback, changes in market compensation practices or to better accomplish the Committee’s objectives.

Our Company’s approach is designed to develop and administer programs that will achieve the following objectives:

OUR KEY COMPENSATION OBJECTIVES

•      Attract and retain executives critical to our Company’s long-term strategy and success.

•      Provide compensation levels that are competitive with other companies in the title insurance and settlement services industry and our Company’s peer group.

•      Motivate executive officers to enhance long-term stockholder value without taking excessive risk to achieve short-term goals.

•      Encourage the identification and implementation of best business practices.

Compensation Mix

The Committee utilizes the particular elements of compensation described below because it believes that they represent a well-proportioned mix of stock-based compensation, retention value and at-risk compensation that produces short-term and long-term performance incentives and rewards. By following this portfolio approach, the Committee endeavors to provide the NEOs with a measure of security with respect to their minimum level of compensation, while motivating each NEO to focus on the business metrics that will produce a high level of performance for our Company with corresponding increases in long-term stockholder value and long-term financial benefits for the NEO, as well as reducing the risk of loss of top executive talent.

For NEOs, the mix of compensation is weighted heavily toward at-risk pay. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation.

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Compensation Discussion and Analysis

The chart below shows the percentage of our NEOs’ 2021 total compensation at target that was fixed versus performance-based, as well as the percentage of RSUs that were or will be determined based on metric-driven performance criteria verses RSUs that were determined based on the subjective judgment of the Committee.

Target Compensation(1)

CEO Base Salary 11% LTI Awards 44% Target AIP Bonus RSUs 25% Target AIP Cash Bonus 20% Metric Based Equity as a Percentage of all RSUs 52% Average of Other NEOs Base Salary 20% LTI Awards 41% Target AIP Bonus RSUs 19% Target AIP Cash Bonus 20% Metric Based Equity as a Percentage of all RSUs

(1)

The chart includes 2021 actual base salary, 2021 target annual cash bonus, 2021 target annual Bonus RSUs, actual LTI Awards granted in 2022 (at target with respect to RSUs based on three-year, relative TSR metric) in connection with 2021 performance.

Say on Pay Results and Stockholder Outreach

As part of its process in determining executive compensation levels and structure for 2021, the Committee has reviewed the results of last year’s Say on Pay proposal, in which approximately 68% of our Company’s shares present and entitled to vote approved 2020 executive compensation. Continuing stockholder support for the Say on Pay proposal reinforces the Committee’s belief that it should continue its practice of implementing and overseeing executive compensation programs that provide for a substantial portion of the executive officers’ total compensation to be related to our Company’s consolidated financial performance. It also reinforces the Committee’s view that, for executive officers, the mix of compensation should continue to be weighted heavily toward at-risk pay and should include a substantial portion payable in equity. This is consistent with the overall philosophy of maintaining a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

To ensure that our compensation program aligns with the long-term interests of our stockholders, we engaged with our stockholders to seek feedback on our executive compensation program. We reached out to stockholders representing approximately 67 percent

STOCKHOLDER ENGAGEMENT Reached out to holders of 67% of our shares and engaged with holders of 49% of our shares

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Compensation Discussion and Analysis

of our outstanding shares. Holders of approximately 58 percent of our outstanding shares responded to our outreach and approximately 49 percent chose to actively engage with us, including 7 stockholders that voted against our 2021 Say on Pay proposal, representing approximately 8 percent of our outstanding shares. Our management met with the engaging stockholders, and, in certain instances, a member of the Committee joined these meetings. During these meetings, we discussed our executive compensation program and any other subjects of interest to the stockholder. One of our primary goals for these meetings was to ensure that we understood our stockholders’ views concerning our executive compensation program, and that our stockholders understood our program. The stockholder feedback was reviewed and discussed with the Committee. Among the feedback we received was a preference that a significant portion of long-term incentive awards be made pursuant to a multi-year, metric driven model. Stockholder feedback also recognized that our annual incentive bonus plan, which is based on objective, annual performance metrics, was atypical because it provides for the payment of the bonus with a combination of cash and equity, instead of the more common practice of all cash, and that this annual metric-based program should be considered in connection with any long-term incentive program changes.

What We Heard	What we did

•  Shifted 25% of long-term incentive (“LTI”) awards for executive officers to multi-year performance awards based on total stockholder return (“TSR”) relative to the S&P MidCap 400 Index over a three-year period, with performance-based payouts ranging from 0% to 200% of target. These awards vest three years after the grant date.

o     This change increased the percentage of metric-based RSUs awarded to our 2021 CEO from 44% in connection with 2020 performance to 62% in connection with 2021 performance.

o     For all other NEOs, on average, this change increased the percentage of metric-based RSUs awarded from 36% in connection with 2020 performance to 59% in connection with 2021 performance.

•  Retained metric-based annual incentive bonus structure to pay awards as a combination of cash and equity (vesting over multiple years).

•  Implemented the LTI award described above, which is based on relative TSR, while retaining the pre-tax margin and return on equity metrics for the annual incentive plan for cash bonuses and bonus RSUs.

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Compensation Discussion and Analysis

What We Heard	What we did

•  Enhanced disclosures in this proxy statement regarding our executive compensation program, including additional disclosures regarding:

o     The Committee’s process for determining long-term incentive award amounts (page 47).

o     Our Company’s atypical annual incentive bonus program, which provides for the payment of the bonus with a combination of cash and RSUs instead of the common practice of paying it entirely in cash, which improves retention and aligns NEOs’ interests with the interests of our long-term stockholders (page 41).

o     The Committee’s process for setting annual incentive performance metrics used to determine bonus RSU awards and cash bonuses (pages 38 and 42).

o     Our stockholder engagement efforts regarding executive compensation (page 32).

•  Continued to:

o     provide for a substantial portion of the executive officers’ total compensation to be related to our Company’s consolidated financial performance,

o     weigh the mix of compensation heavily toward at-risk pay and include a substantial portion payable in equity, and

o     maintain a pay mix that results fundamentally in a pay-for-performance orientation and a strong alignment between the interests of executive officers and long-term stockholders.

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Compensation Discussion and Analysis

Summary of Executive Compensation Practices

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those we have prohibited because we do not believe they serve our stockholders’ interests.

KEY FEATURES OF OUR PROGRAM

•     Pay-for-performance. Tie pay to performance by ensuring that a substantial portion of executive officer compensation is at-risk and related to our Company’s consolidated financial performance.

•     ESG. ESG actions, initiatives, or omissions that impact—and reflect the role of our Company in—broader society are considered in evaluating executive performance and determining compensation.

•     Equity-based compensation. A substantial portion of compensation is paid in the form of RSUs to encourage alignment between executives and long-term stockholders and to discourage excessive risk taking.

•     Multi-year performance-based equity awards. 25% of long-term incentive awards for executive officers are based on total stockholder return relative to the S&P MidCap 400 Index at the end of a three-year period, with performance-based payouts ranging from 0% to 200% of target.

•     Peer group benchmarking. Peer group performance and compensation data is regularly reviewed by the Committee to inform compensation decisions.

•     Stock ownership guidelines. We have stock ownership guidelines of 6 times base salary for the CEO and 3 times base salary for our other NEOs with base salaries equal to or greater than $500,000.

•     Clawback and forfeiture of previously awarded compensation. Compensation may be adjusted or recovered if our Company’s reported financial results are restated due to material noncompliance with applicable financial reporting requirements or under certain circumstances if the executive officer’s misconduct results in loss or damage to our Company or our reputation.

•     Limit RSU acceleration upon change in control. The equity incentive plans and related award agreements provide for acceleration of all unvested RSUs only in the event of a change-in-control of our Company that is not approved by the Board of Directors.

•     No trading on margin or pledging of shares. Our trading policies prohibit our NEOs from holding Company securities in a margin account or pledging Company securities as collateral.

•     No hedging. Hedging ownership of Company securities by engaging in short sales or trading in option contracts involving Company securities is prohibited.

•     Independent compensation consultant. The Committee uses an independent compensation consultant that provides no other services to our Company.

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Compensation Discussion and Analysis

Executive Compensation Program

Key Pay Elements

The following chart summarizes the key pay elements for our NEOs. Each element is described in detail beginning on page 39 in the Section “Pay Elements and Practices.”

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Compensation Discussion and Analysis

Compensation Element Purpose How It Links to Performance Base Salary To provide a fixed source of income Reviewed annually and adjusted based on individual and Company performance and other factors, including base salary levels at peer companies and/or published market survey’s METRIC BASED Annual Cash Bonus To reward the achievement of annual performance Variable and based on measurable Company performance against financial metrics, subject to discretionary Committee adjustment; target levels reviewed annually and adjusted based on individual and Company performance and other factors, including annual cash bonus levels at peer companies and/or published market surveys Annual Equity Bonus To reward the achievement of annual performance, I prove retention and incentivize long-term Company performance Variable and based on measurable Company performance against financial metrics. Subject to discretionary committee adjustment; target levels reviewed annually and adjusted based on individual and Company performance and other factors, including annual equity award levels at peer companies and/or published market surveys; subject to a four-year vesting period (changing to three years for grants beginning in 2023) Long-Term Equity Incentive (Performance Vesting) To incentivize for long-term Company performance Variable and based on Committee assessment of company and individual performance together with compensation levels at peer companies and/or in published market surveys and other factors; value based on relative TSR over a three-year performance period; vests three years after grant Long-Term Equity Incentive (Time Vesting) To incentivize for long-term Company performance Variable and based on Committee assessment of Company and individual performance together with compensation levels at peer companies or in publish market surveys and other factors, subject to a three-year vesting period

Compensation Element Purpose How it Links to Performance FIXED AT-RISK Base Salary Annual Cash Bonus Annual Equity Bonus Long-Term Equity Incentive To provide a fixed source of income To reward the achievement of annual performance To reward the achievement of annual performance To incentivize for long-term Company performance Reviewed annually and adjusted based on individual and Company performance and other factors, including base salary levels at peer companies Variable and based on measurable Company performance against financial targets, subject to discretionary Committee adjustment; target levels reviewed annually and adjusted based on individual and Company performance and other factors, including annual cash bonus levels at peer companies Variable and based on measurable Company performance against financial targets, subject to discretionary Committee adjustment; target levels reviewed annually and adjusted based on individual and Company performance and other factors, including annual equity bonus levels at peer companies; subject to a four-year vesting period Variable and based on Committee assessment of Company and individual performance together with compensation levels at peer companies and other factors; subject to a four-year vesting period

Benchmarking Compensation and Peer Group Development

Overall compensation levels for NEOs are determined based on a number of factors, including each individual’s roles and responsibilities within our Company, each individual’s experience and expertise, comparable compensation levels at peer companies, compensation levels in the marketplace for similar positions and the performance of the individual and our Company as a whole. In determining these compensation levels, the Committee considers all forms of compensation and benefits.

SELECTION OF CMPARATOR COMPANIES Comparator companies are selected based on key business profile characteristics, including industry, market capitalization and revenue

General In order to determine competitive compensation practices, the Committee primarily relies upon data compiled from public filings of selected companies (“comparator companies”) that it considers appropriate comparators for the purpose of developing executive compensation benchmarks. The comparator companies for 2021 (meaning the companies used in connection with determinations of 2021 salaries, target cash bonuses for 2021, target Bonus RSUs for the annual equity bonus and LTI Awards issued in 2022 as long-term equity incentive in connection with 2021 performance) are identified below. In addition, the Committee periodically considers nationally recognized survey data published by various consulting firms. Proxy data was used exclusively to develop benchmarks for the executive officers except for Mr. Wajner, for whom proxy data was lacking. For Mr. Wajner, the Committee reviewed survey data from the US Mercer Benchmark Database, using regression analysis to reflect our Company’s total revenue size at the end of 2020.

The comparator companies for 2021 were:

• American Financial Group, Inc. • Assurant, Inc. • Axis Capital Holdings Limited • Cincinnati Financial Corporation • Everest Re Group, Ltd. • Fidelity National Financial, Inc.	• Genworth Financial, Inc. • Kemper Corporation • Mercury General Corporation • Old Republic International Corporation • The Hanover Insurance Group, Inc. • W.R. Berkeley Corporation

These companies are the same as those utilized by the Committee with respect to 2020 executive compensation. The peer companies represent the Committee’s continuing efforts to identify a significant number of comparable companies notwithstanding the fact that there is only one other company in our Company’s primary industry with financial and operational characteristics similar to our Company’s.

Use of Comparator Companies and Market Compensation Studies

After consideration of the data collected on competitive compensation levels and relative compensation within the executive officer group, the Committee determines each individual executive officer’s target total compensation or total compensation opportunities based on Company and individual performance and the need to attract, incentivize and retain an experienced and effective management team. The Committee examines the relationship of each executive officer’s base salary, target annual incentive bonus opportunity and potential long-term incentive awards (if such an amount has been determined) to

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Compensation Discussion and Analysis

market data at the 25th, 50th, and 75th percentiles. The Committee does not believe, however, that compensation or compensation opportunities should be structured toward a uniform relationship to any specific percentile of the market data, especially in light of the different financial characteristics of our Company’s business units (such as the relationship of revenues to net income). Accordingly, total compensation for specific individuals will vary based on a number of factors, in addition to Company and individual performance, including scope of duties, tenure, institutional knowledge and/or difficulty in recruiting a replacement executive officer.

Compensation Decision Process

COMPENSATION COMMITTEE	Composed entirely of independent directors

GENERAL

The Committee is comprised entirely of independent members of the Board of Directors. The Committee reviews and approves the base salaries of the executive officers of our Company, their annual incentive bonus programs, their long-term incentive compensation and other incentive and executive benefit plans. It also reviews and makes recommendations to the Board of Directors regarding director compensation. The Committee, in consultation with the independent compensation consultant that it retains, analyzes the reasonableness of the compensation paid to the executive officers. In discharging its functions, as described in more detail above, the Committee reviews compensation data from comparable companies and from relevant surveys, which it utilizes to assess the reasonableness of compensation for our Company’s executive officers.

COMPENSATION COMMITTEE CHARTER

The Committee’s function is more fully described in its charter, which is regularly reviewed and has been approved by our Company’s Board of Directors. The charter is available in the corporate governance section of our Company’s website at www.firstam.com.

SETTING ANNUAL INCENTIVE EXECUTIVE COMPENSATION PERFORMANCE METRICS

The Committee sets the annual incentive executive compensation performance metrics, such as pretax margin and return on equity, based on our Company’s financial plan for the applicable year, which

ANNUAL INCENTIVE METRICS AIP metrics set based on rigorous financial planning process that includes third-party forecasts and that recognized the cyclical nature of our business is reviewed and approved by our Board of Directors. Our financial plan is developed following a robust budgeting process that contemplates difficult to forecast levels of real estate activity, mortgage originations and interest rates, expenses, capital and liquidity needs, tax rates, and investment needs. Our Board of Directors also considers industry data and forecasts, risks and challenges associated with achievement of the financial plan, and other key budgeting assumptions before approving our financial plan from which the annual incentive executive compensation targets are determined.

The third-party forecasts of real estate and mortgage activity used by our Board as part of this process, while helpful to our planning efforts, are often inaccurate and sometimes materially inaccurate.

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Compensation Discussion and Analysis

Due to the cyclical nature of our business, our financial plan, and, consequently, the metrics utilized in our annual incentive plan, are not tied to the prior year’s actual results. The Committee believes that setting rigorous performance metrics in light of the expected business climate – as opposed to the business climate in earlier periods – incentivizes performance and, thereby, maximizes value to our stockholders and to do otherwise would demotivate our employees.

INDEPENDENT COMPENSATION CONSULTANT	Frederic W. Cook & Co., Inc.

In making its determinations with respect to executive officer compensation, the Committee engages the services of Frederic W. Cook & Co., Inc. to assist with its review of the compensation package of the chief executive officer and other executive officers. In addition, the compensation consultant has assisted the Committee with related projects, such as evaluating non-employee director pay levels, advice with respect to the design of executive compensation programs, review of annual management incentive bonus plans, preparation or review of certain of our Company’s compensation-related disclosures and related tasks.

The Committee retains the compensation consultant directly, although in carrying out assignments, the compensation consultant also interacts with Company management to the extent necessary and appropriate. The compensation consultant performs no services for management, though, at the direction of the Committee, it does assist in the preparation or review of certain of our Company’s compensation-related disclosures, including this Compensation Disclosure and Analysis, and related projects. The Committee has assessed the independence of the consultant and has concluded that no conflict of interest exists that would prevent the consultant from serving as an independent consultant to the Committee.

MANAGEMENT

Our Company’s chief executive officer and, as appropriate, certain other executive officers, may attend the portion of the Committee’s meetings where individual executive officer performance is discussed. Directors other than Committee members also may attend Committee meetings, including the portion where executive officer performance is discussed. While the Committee may meet with our Company’s chief executive officer to discuss the chief executive officer’s own compensation package and the chief executive officer’s recommendations with respect to the other executive officers, all ultimate decisions regarding executive compensation are made solely by the Committee, with input from its compensation consultant.

Pay Elements and Practices

As noted above, our Company utilizes four main components of compensation: (1) base salary, (2) annual cash bonus, (3) annual equity bonus, and (4) long-term equity incentive. Each of the pay elements is described in detail below.

Base Salary

The Committee sets base salaries for executive officers based on the individual’s position within our Company and the individual’s current and sustained performance results. The Committee reviews executive officer base salaries each year and makes any adjustments it deems necessary based on, among other factors, the overall performance of our Company, new roles and/or responsibilities assumed by the executive officer, the general performance of the business units or departments over which the

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Compensation Discussion and Analysis

executive officer has responsibility, the significance of the executive officer’s impact on the achievement of our Company’s strategic goals, the executive officer’s length of service with our Company and the executive officer’s base salary relative to the base salaries of similar individuals in peer companies and market data. The Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the subjective exercise of the Committee’s judgment. Based on our Company’s peer group and relevant compensation survey data, the Committee also takes into account the executive officer’s potential as a key contributor and amounts that may be required to recruit new executive officers.

Other than in the case of new hires or promotions, the Committee generally determines base salaries for executive officers around the beginning of each calendar year. As described below under “Employment Agreements,” Messrs. Gilmore, DeGiorgio, Leavell and Seaton have employment agreements with our Company that specify their respective minimum base salaries. These minimum base salaries are indicated in the column entitled “Minimum Base Salary” in the table below. These amounts may be increased at the discretion of the Committee.

In February of 2021, the Committee reviewed executive officer compensation, including base salaries. The Committee determined that, based on its assessment of relevant peer company and/or market data, particularly in light of the strong performance of both the executives and our Company during 2020 and the fact that base salaries for the NEOs, other than Mr. Wajner, had not been increased since 2018, the base salaries should be adjusted for all NEOs other than Mr. Gilmore. As a result, the Committee increased Mr. DeGiorgio’s base salary from $775,000 to $825,000; Mr. Leavell’s from $725,000 to $775,000; Mr. Seaton’s from $650,000 to $700,000; and Mr. Wajner’s from $315,000 to $325,000.

In summary, the base salaries of the NEOs as of December 31, 2020 and as of December 31, 2021, and the minimum base salary as required by their respective employment agreements are as follows:

Named Executive Officer	December 31, 2020 Base Salary	December 31, 2021 Base Salary	Minimum Base Salary
Gilmore, D.	$1,000,000	$1,000,000	$1,000,000
DeGiorgio, K.	$775,000	$825,000	$825,000
Leavell, C.	$725,000	$775,000	$775,000
Seaton, M.	$650,000	$700,000	$700,000
Wajner, M.	$300,000	$325,000	None

In February 2022, the Committee reviewed executive officer base salaries and determined that, based on its assessment of relevant peer company and/or market data, the base salaries were appropriate and did not warrant adjustment, with the exception of Mr. Wajner, whose base salary was increased to $350,000 from $325,000. In March 2022, the Committee reviewed Mr. DeGiorgio’s base salary in connection with his promotion to CEO on February 4, 2022, and determined that, based on its assessment of relevant peer company data, his base salary should be increased from $825,000 to $925,000, effective as of the date of his promotion.

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Compensation Discussion and Analysis

Annual Incentive Bonus

ATYPICAL ANNUAL INCENTIVE BONUS STRUCTURE AIP bonus paid in both cash and equity to increase stockholder alignment, balance risk taking, focus on long-term value and increase retention

The Committee considers the annual incentive bonus to be a critical component of our broader compensation program. The annual incentive program is tied to the annual performance of our Company and is comprised to two components: an annual cash bonus and an annual equity bonus (“Bonus RSUs”). The split between cash and equity depends on a participating employee’s total compensation, except that Mr. Gilmore’s split was fixed at 45% cash and 55% Bonus RSUs. This emphasis on annual incentive compensation, as opposed to fixed base salary and long-term equity incentive compensation, reflects the view that key components of our Company’s business operations are cyclical in nature. While we believe that most companies’ annual incentive bonuses are paid solely in cash, the payment of a portion of the annual incentive bonus in Bonus RSUs, combined with the vesting of Bonus RSUs over multi-year period, reflects the Committee’s desire to increase alignment between participating employees and our Company’s long-term stockholders, to discourage participating employees from taking excessive risk for short-term gains, to focus employees on increasing long-term stockholder value and to increase retention. Accordingly, the Committee believes that an incentive structure tied to annual performance is most effective in motivating and rewarding executive officers to enhance long-term stockholder value.

As was the case in recent years, the Committee structured payouts under the 2021 annual incentive program to be based on measurable performance against specific financial targets that the Committee believes to be key drivers of stockholder value. Like 2020, financial targets collectively accounted for 100% of the annual incentive bonus payout for 2021 to NEOs, with the resulting amount being subject to adjustment of up to 30 percentage points in the discretion of the Committee (the “Discretionary Adjustment”). The Discretionary Adjustment gives the Committee the ability to adjust the annual incentive bonus for unanticipated external factors, such as regulatory changes or meaningful changes in interest rates; success against strategic initiatives designed to create long-term stockholder value, such as technology projects, risk management efforts, employee engagement, or market share gains/losses in key markets; or ESG actions, initiatives, or omissions that impact—and reflect the role of our Company in—broader society, such as:

•     employee development,

•     employee engagement survey results and responsiveness,

•     inclusion efforts,

•     privacy and data protection,

•     community involvement/development,

•     sustainability/environmental impact and

•     business ethics.

ESG COMPENSATION CONSIDERATIONS The Company’s bonus program takes into consideration ESG factors

The Committee also retains the ability to pay ultimately a lower amount, including the discretion not to pay an annual incentive bonus.

The 2021 annual incentive bonus payable to each executive officer was determined by adjusting the applicable portion of the target incentive bonus amount (listed in the tables below under the column

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Compensation Discussion and Analysis

entitled “Weighting”) based on objective financial criteria in two areas (each listed in the table below under the column entitled “Metric”), with the result being subject to any Discretionary Adjustment as described above. Each financial metric had associated with it a threshold 50% payout level, a 100% payout level and a 175% payout level (listed in the table below under the columns entitled “Threshold”, “Target” and “Maximum”, respectively). With respect to both financial metrics (and subject to the Discretionary Adjustment), results below the threshold 50% payout level would not result in any payment and results above the maximum would not result in any additional payment. The percentage payout for results between the threshold and maximum were to be determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

Consistent with recent years, for 2021 the two financial metrics utilized by the Committee were:

•

Pretax Margin: the pretax income of our Company divided by the gross revenue of our Company, excluding net gains/losses from the investment portfolio and, net gains/losses from the venture investment portfolio (other than in connection with certain liquidity events) and, in the discretion of the Committee, excluding the effects of non-operating items, such as asset impairments and legal settlements; and

•

Return on Equity: net income attributable to our Company divided by average invested stockholders’ equity (total equity excluding accumulated other comprehensive income/loss and noncontrolling interests), subject to the same adjustment for current year net investment gains/losses from the investment portfolio and venture investment portfolio (other than in connection with certain liquidity events) and potential other adjustments as apply to the pretax margin metric.

The Committee set the target financial metric payout levels at the pretax margin and return on equity set forth in our Company’s 2021 financial plan, which was unanimously approved by our Company’s Board of Directors following the general process described on page 38. The pretax margin and return on equity targets were determined based on earnings that exceeded the consensus of estimates by analysts at the time. The Committee believes these metrics, and the related performance levels, are indicators as to whether our Company, given the environment in which it is operating, has generated value for stockholders. The Committee also believes these metrics are utilized by stockholders, potential stockholders and their advisors in determining the value of our Company.

The target performance levels and actual performance for 2021 with respect to the financial metrics were as follows:

Metric	Weighting	Threshold	Target	Maximum	Actual 2021 Results(1)	Metric Payout Percentage
Pretax Margin(2)	50%	7.6%	10.8%	13.5%	15.8%	175%
Return on Equity(3)	50%	8.0%	11.4%	14.3%	20.1%	175%
Total	100%	—	—	—	—	175%

(1)

For purposes of determining performance level achievement, the Committee uses preliminary results and only considers an adjustment to the annual incentive bonus amount if final results would result in a greater than 5% change in the amount. As a result of this practice and the non-GAAP adjustments discussed in the following footnotes, the number in the “Actual 2021 Results” column may differ from the results reported in our Company’s financial statements.

(2)

The Committee defines pretax margin as the pretax income of our Company divided by the gross revenue of our Company, excluding net gains/losses from the investment portfolio and net gains/losses from the venture investment portfolio (other than in connection with certain liquidity events). This is a non-GAAP financial measure. Please see Appendix A for the rationale behind the presentation of this measure and a reconciliation to the nearest GAAP financial measure.

(3)

The Committee defines return on equity as the net income attributable to our Company (adjusted for net gains/losses from the investment portfolio and net gains/losses from the venture investment portfolio, other than in connection with certain liquidity events) divided by average invested stockholders’ equity (total equity excluding accumulated other comprehensive income/loss, noncontrolling

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Compensation Discussion and Analysis

interests and current year net gains/losses from the investment portfolio and current year net gains/losses from the venture investment portfolio, other than in connection with certain liquidity events). This is a non-GAAP financial measure. Please see Appendix A for the rationale behind the presentation of this measure and a reconciliation to the nearest GAAP financial measure.

In considering whether a Discretionary Adjustment should be made to the annual incentive bonus, the Committee took into account notable achievements, as well as challenges, towards creating long-term value for stockholders. For 2021, the Committee did not make any Discretionary Adjustments.

Subject to the Committee’s ability to award a lower amount, including the ability not to award any bonus, for 2022 the annual incentive bonuses of the executive officers are expected to again be determined based on our Company’s return on equity (weighted 50%) and pretax margin (weighted 50%). For 2022, the Committee changed the superior performance level payout of the incentive bonus from 175% to 200%, with the superior performance threshold increasing from 125% to 133% of target. Actual performance could result in payouts ranging from 50% to 200% of target, or 0% if performance is below threshold levels. Also for 2022, the Committee revised the calculation of the return on equity and pretax margin financial metrics to exclude all net investment gains/losses from our Company’s venture investment portfolio, including those gains/losses recorded in connection with a liquidity event. The Committee reviews the performance of our investment portfolio and venture investment portfolio when considering whether to make a Discretionary Adjustment. For 2022, as was the case with respect to 2021, non-metric factors can result in a Discretionary Adjustment that can modify the incentive bonus payout by up to +/- 30 percentage points.

The 2022 target annual incentive bonus amount will be adjusted in the same manner as in 2021, in that results below the threshold 50% payout level do not result in any payment and results above the maximum do not result in any additional payment. The percentage payout for results between the threshold and maximum are determined on a linear sliding scale basis between the two metric points on either side of the actual result (i.e., between the threshold and the target, or the target and the maximum, as applicable).

The Committee believes that retaining the two primary financial metrics utilized in the past, coupled with evaluation of a potential Discretionary Adjustment based on internal or external factors as described above, advances the objective of our Company’s annual incentive bonus program and properly balances the importance of (i) compensating based on objective short-term financial results that are important to investors, and (ii) retaining the ability to take into account the Committee’s subjective determination with respect to long-term value creation and overall performance.

Annual Cash Bonus

As part of its review in early 2021, the Committee set target cash bonus amounts as follows:

•	Mr. Gilmore. Mr. Gilmore’s target cash bonus increased from $1,710,000 to $1,845,000,
•	Mr. DeGiorgio. Mr. DeGiorgio’s target cash bonus increased from $800,000 to $875,000,
•	Mr. Leavell. Mr. Leavell’s target cash bonus increased from $750,000 to $825,000,
•	Mr. Seaton. Mr. Seaton’s target cash bonus increased from $650,000 to $725,000, and
•	Mr. Wajner. Mr. Wajner’s target cash bonus increased from $147,000 to $157,500.

The decision to change the target cash bonus amounts for each NEO was based on the Committee’s assessment of relevant peer company and/or market data, particularly in light of the strong performance of both the executives and our Company during 2020 and the fact that target cash bonuses for the NEOs, other than Mr. Wajner, had not been increased since 2018.

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Compensation Discussion and Analysis

Each NEO’s cash bonus for 2021 was determined by adjusting the target cash bonus amount based on the level of achievement of the annual incentive bonus financial metrics described above. The following table summarizes the computation of the 2021 annual cash bonuses for each NEO. It also provides the cash bonus amount for 2020 for comparison purposes. The amounts in the table below are reflected in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

Named Executive Officer	2021 Target Annual Cash Bonus	2021 Metric Result(1)	2021 Actual Cash Bonus	2020 Actual Cash Bonus
Gilmore, D.	$1,845,000	175%	$3,228,750	$2,120,400
DeGiorgio, K.	$875,000	175%	$1,531,250	$992,000
Leavell, C.	$825,000	175%	$1,443,750	$930,000
Seaton, M.	$725,000	175%	$1,268,750	$806,000
Wajner, M.	$157,500	175%	$275,625	$182,280

(1)	The target performance levels and actual performance with respect to the financial metrics are set forth in the Metric summary table on page 42.

In February 2022, the Committee determined target cash bonus amounts for 2022. The Committee determined, after reviewing relevant market data, that the total annual incentive plan bonus amount (both cash and Bonus RSUs) for Mr. Wajner warranted an increase of $10,000. Under the terms of the annual incentive plan, based on Mr. Wajner’s total expected compensation for 2022, a greater percentage of his annual bonus will be paid in Bonus RSUs and less in cash. Consequently, the Committee decreased Mr. Wajner’s target cash bonus from $157,500 to $153,000. The Committee determined that peer company and market data did not warrant an adjustment to the target cash bonuses of the other NEOs. In March 2022, the Committee reviewed Mr. DeGiorgio’s target cash bonus amount in connection with his promotion to CEO in February 2022, and determined that, based on its assessment of relevant peer company data, his target annual cash bonus for 2022 should be increased from $875,000 to $1,750,000 for the full year.

Annual Equity Bonus

For 2021, the Committee set the target Bonus RSU amounts as follows:

•	Mr. Gilmore. Mr. Gilmore’s target Bonus RSU increased from $2,090,000 to $2,255,000,
•	Mr. DeGiorgio. Mr. DeGiorgio’s target Bonus RSU amount increased from $800,000 to $875,000,
•	Mr. Leavell. Mr. Leavell’s target Bonus RSU amount increased from $750,000 to $825,000,
•	Mr. Seaton. Mr. Seaton’s target Bonus RSU amount increased from $650,000 to $725,000, and
•	Mr. Wajner. Mr. Wajner’s target Bonus RSU amount increased from $63,000 to $67,500.

The decision to change the Bonus RSU amounts for each NEO was based on the Committee’s assessment of relevant peer company and/or market data, particularly in light of the strong performance of both the executives and our Company during 2020 and the fact that target Bonus RSUs for the NEOs, other than Mr. Wajner, had not been increased since 2018.

Each NEO’s Bonus RSUs for 2021 were determined by adjusting the target Bonus RSU amount based on the level of achievement of the annual incentive bonus financial metrics described above. The following table summarizes the computation of the 2021 Bonus RSUs for each NEO. It also provides the Bonus RSU amount for 2020 for comparison purposes.

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Compensation Discussion and Analysis

Named Executive Officer	2021 Target Bonus RSU Amount	2021 Metric Result(1)	2021 Actual Bonus RSU Amount	2020 Bonus RSU Amount
Gilmore, D.	$2,255,000	175%	$3,946,250	$2,591,600
DeGiorgio, K.	$875,000	175%	$1,531,250	$992,000
Leavell, C.	$825,000	175%	$1,443,750	$930,000
Seaton, M.	$725,000	175%	$1,268,750	$806,000
Wajner, M.	$67,500	175%	$118,125	$78,120

(1)	The target performance levels and actual performance with respect to the financial metrics are set forth in the metric summary table on page 42.

Bonus RSUs are denominated in units of our Company’s common stock. In accordance with Company policy, the number of units granted to a NEO in 2022 for 2021 performance was determined by dividing the dollar amount of the Bonus RSUs that the Committee determined to be granted by the fair market value of our Company’s stock on February 22, 2022, the second day on which the New York Stock Exchange was open for trading following the filing of our Company’s Annual Report on Form 10-K. Our Company’s 2020 Incentive Compensation Plan defines the fair market value as the last sale price reported for a share of our Company’s common stock on the New York Stock Exchange on the last trading day preceding the grant date. These underlying shares, plus any dividend equivalent shares accrued during the vesting period, are generally distributed to the executive upon vesting.

The Bonus RSUs awarded to NEOs vest at a rate of 25% on each anniversary of the date of grant. Vesting accelerates in certain circumstances, including death, disability and normal retirement. In addition, vesting of the Bonus RSUs accelerates in connection with early retirement and termination by our Company without cause. Early retirement means the termination of the recipient’s employment, other than for cause, after having reached age 55 and 10 years of service. Normal retirement means the termination of the recipient’s employment, other than for cause, after having reached age 62 (for RSUs granted prior to 2021) or age 60 (for RSUs granted in or after 2021), irrespective of the number of years of service. In the case of death or disability, delivery of the underlying shares is made as soon as administratively practicable. In the case of normal retirement or early retirement or termination by our Company without cause, delivery of the underlying shares is made one year after the termination date. A holder of RSUs has none of the rights of a stockholder unless and until shares are actually delivered to the holder. In the case of disability, early retirement, normal retirement and termination by our Company without cause, the NEO shall also be required to sign a separation agreement.

The Bonus RSUs issued in 2021 and 2022 to our Company’s NEOs, based on the level of achievement in 2020 and 2021, respectively, provided that, except in the case of death, disability or certain change-in-control scenarios, none of the Bonus RSUs would vest unless certain performance criteria were met. In particular, Bonus RSUs would not vest unless the net income of our Company in the year of grant was at least $25 million, excluding Extraordinary Items. For purposes of this calculation, “Extraordinary Items” means (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary, unusual and/or nonrecurring items of gain or loss and (f) foreign exchange gains and losses. The Committee determined that this target was met for 2021, with the result that the Bonus RSUs granted in 2021 to the NEOs would vest, subject to satisfaction of other applicable conditions.

It should be noted that as required by applicable rules, the Summary Compensation, Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year End tables in this proxy statement reflect Bonus RSUs issued to the NEOs in 2021 for performance in 2020. Similarly, the Bonus RSUs issued in

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Compensation Discussion and Analysis

2022 for performance in 2021 are not reflected in those tables contained in this proxy statement. Applicable rules require that these tables only reflect equity awards granted to the NEOs in 2021.

In February 2022, the Committee determined target Bonus RSU amounts for 2022. The Committee determined, after reviewing relevant market data, that the target Bonus RSU amount for Mr. Wajner warranted an adjustment. Consequently, the Committee increased Mr. Wajner’s target Bonus RSU amount from $67,500 to $82,000. The Committee determined that peer company and market data did not warrant an adjustment to the target Performance RSU amounts of the other NEOs. The Committee decreased the annual vesting period from four year to three years for Bonus RSUs to be granted in 2023 and future years. In March 2022, the Committee reviewed Mr. DeGiorgio’s target Bonus RSU amount in connection with his promotion to CEO on February 2022, and determined that, based on its assessment of relevant peer company data, his target Bonus RSU amount for 2022 should be increased from $875,000 to $1,750,000 for the full year.

Long-Term Equity Incentives

The Committee has continued its practice of providing long-term incentives to our executive officers through the issuance of RSUs (“LTI Awards”). Beginning with LTI Awards made to NEOs in 2022 (in connection with 2021 performance), 75% of an NEO’s LTI Award will be subject to time-based vesting over three years (“LTI RSUs”) and 25% will be subject to a three-year performance period and will vest on the third anniversary of the grant based on our Company’s total stockholder return relative to the S&P MidCap 400 Index at the end of a three-year performance period, as further detailed below (“LTI PRSUs”).

The Committee believes that LTI Awards effectively align the interests of executive officers with those of its long-term stockholders. The Committee believes that LTI Awards, particularly when coupled with the Bonus RSUs, increase alignment between executive officers and our Company’s long-term stockholders, discourage executive officers from taking excessive risk for short-term gains, focus executive officers on increasing long-term stockholder value and increase retention.

The approximate dollar values of the LTI Awards granted by the Committee to each of the NEOs in 2022 in connection with 2021 performance are provided in the following table, together with the comparable amount granted in 2021 for 2020 performance:

Named Executive Officer	LTI RSUs Granted in 2022 in Connection with 2021 Performance(1)	LTI PRSUs Granted in 2022 in Connection with 2021 Performance(1)(2)	Total LTI Awards Granted in 2022 in Connection with 2021 Performance(1)	LTI Awards Granted in 2021 in Connection with 2020 Performance(1)
Gilmore, D.	$3,000,000	$1,000,000	$4,000,000	$3,275,000
DeGiorgio, K.	$1,575,000	$525,000	$2,100,000	$1,750,000
Leavell, C.	$1,312,500	$437,500	$1,750,000	$1,750,000
Seaton, M.	$956,250	$318,750	$1,275,000	$1,275,000
Wajner, M.	$150,000	$50,000	$200,000	$200,000

(1)

The actual grant date dollar value of the RSUs may differ slightly from these dollar amounts in the table due to rounding. The LTI Awards granted in 2022 in connection with 2021 performance were granted on February 22, 2022, and the LTI Awards granted in 2021 in connection with 2020 performance were granted on February 18, 2021, in both cases pursuant to our Company’s policy of granting RSUs to executive officers on the second day on which the New York Stock Exchange is open for trading following the submission of the Annual Report on Form 10-K.

(2)

The dollar amount reflects the target grant value of the LTI PRSU award approved by the Committee. The actual value of the award and the number of shares ultimately received by a recipient will vary primarily based on our total shareholder return over the three-year performance period relative to the companies in the S&P MidCap 400 Index at the beginning of the performance period. The grant date

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Compensation Discussion and Analysis

fair values of the awards, as determined under applicable accounting guidance, are as follows:  $1,307,641 for Mr. Gilmore, $686,498 for Mr. Degiorgio, $572,082 for Mr. Leavell, $416,796 for Mr. Seaton and $65,355 for Mr. Wajner.

In determining the amount of LTI RSUs and target LTI PRSUs to grant to executive officers, the Committee reviewed the performance of our Company and the executive officers along with compensation levels at peer companies and market data. The Committee also took into account the notable achievements that our Company and executive officers made, as well as the challenges faced, in executing our strategy and creating long-term value for stockholders, including:

Strategic Initiatives

•     completion of a number of acquisitions and equity investments that facilitated our Company’s growth strategy;

•     continued investment in, and progress on, our digital title and closing initiatives, including our mobile-first title and escrow company and several new product launches;

•     growth in our Company’s data and analytics business, including maintenance of our position as market leader in title data coverage, reduced dependency on third-party data providers and the expansion of title plant coverage on a go forward basis into 1,000 additional counties;

•     changes in our Company’s United States title insurance market share;

LTI AWARDS REFLECT NOTABLE ACHIEVEMENTS LTI awards reflect our successes in strategic initiatives and ESG

Compliance and Risk Management

•     effective management of underwriting risk;

•     compliance with local, state and federal laws and regulations;

•     maintenance of effective internal controls;

•     effective controls minimizing information security risks;

•     the effective management of litigation matters;

•     the transition of applications to the cloud, resulting in a reduction in operational and information security risk;

•     the remediation of audit and compliance findings;

ESG

•     successful succession planning;

•     management of the impact from the coronavirus pandemic through effective use of remote and hybrid work arrangements;

•     successful employee engagement efforts, as reflected in our Company’s inclusion on the Fortune 100 Best Companies to Work For® list for the sixth consecutive year; a perfect 100% score on Human Rights Campaign’s Best Place to Work for LGBTQ for the fifth year in a row; and 92% of employees surveyed for the Fortune Trust Index agreeing that our Company is a “great place to work;”

•     publication of the 2020 annual sustainability report, which, among other things, indicates that for U.S. owned facilities

o     between 2013 to 2020, our Company substantially reduced greenhouse gas emissions,

o     total waste to landfill emissions were substantially offset by recycling practices,

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Compensation Discussion and Analysis

o     electricity consumption meaningfully decreased compared to the previous reporting year, and

o     the CDP 2020 score (representing 2019 activities and GHG emissions) improved to Management B for climate change;

Financial Performance

•     1-year total stockholder return of 56.2%, comparable to S&P 500 at 28.7% and S&P MidCap 400 at 24.7%;

•     the increase in the quarterly common stock dividend to $0.51 per share in the third quarter of 2021, an 11% increase;

•     the repurchase of 1.7 million shares for a total of $99 million during 2021;

•     the recording of approximately $341 million of gains related to our Company’s venture investment portfolio; and

•     our excellent operating performance.

LTI PRSUs are denominated in units of our Company’s common stock. In accordance with Company policy, the number of target units granted to a NEO in 2022 for 2021 performance was determined by dividing the dollar amount of the LTI PRSUs that the Committee determined to be granted by the fair market value of our Company’s stock on February 22, 2022 (“Target PRSUs”), the second day on which the New York Stock Exchange was open for trading following the filing of our Company’s Annual Report on Form 10-K. Our Company’s 2020 Incentive Compensation Plan defines the fair market value as the last sale price reported for a share of our Company’s common stock on the New York Stock Exchange on the last trading day preceding the grant date. A holder of LTI PRSUs has none of the rights of a stockholder unless and until shares are actually delivered to the holder.

The shares underlying the Target PRSUs, plus any dividend equivalent shares accrued prior to delivery, generally become earned upon satisfaction of the service requirement. The service requirement is satisfied if the recipient does not experience a termination prior to the third anniversary of the date of grant. LTI PRSUs represent the right to receive shares of common stock of our Company in an amount from 0% to 200% of the Target PRSUs. The number of Target PRSUs earned will be determined based on relative total stockholder return over a three-year performance period as compared to the companies in the S&P MidCap 400 Index at the beginning of the performance period (the “Index”) with the number of delivered shares equal to the number of Target PRSUs multiplied by the applicable percentage set forth in the following table (“Earned PRSUs”).

Performance Level	rTRS Rank(1)	Payout(2)
Below Threshold	<25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Maximum	>=75th Percentile	200%

(1)	rTSR Rank is calculated based on our Company’s total stockholder return relative to the total stockholder return of each company in the Index.
(2)	For performance between threshold and target and between target and maximum, the percentage of the Target PRSUs that become Earned PRSUs will be determined on straight line interpolation.

LTI PRSUs granted in 2022 have a performance period of January 1, 2022 through December 31, 2024.

The service requirement is also deemed satisfied in certain circumstances, including death, disability and normal retirement. Normal retirement means the termination of the executive’s employment, other than for cause, after having reached age 60 irrespective of the number of years of service. In the case of disability, normal retirement and termination by our Company without cause the executive shall also be

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Compensation Discussion and Analysis

required to sign a separation agreement. In the case of death or disability, the executive shall receive shares equal to the number of Target PRSUs as soon as administratively practicable. In the case of normal retirement, the executive shall receive shares equal to the number of Earned PRSUs after the end of the performance period.

In addition, the service requirement is deemed satisfied in connection with termination by our Company without cause, but only for the portion of the three-year vesting period actually completed, with payout based on actual performance at the end of the performance period.

The terms of the LTI RSUs are identical to the terms of the Bonus RSUs described above beginning on page 45, except the LTI RSUs granted in 2022 in connection with 2021 performance vest annually over a three-year period instead of a four-year period. Like Bonus RSUs, LTI RSUs for executive officers are also tied to a performance-vesting condition.

As indicated above with respect to Bonus RSUs, as required by applicable rules, LTI Awards granted in 2022 in connection with 2021 performance are not reflected in the Summary Compensation table, the Grants of Plan-Based Awards table or the Outstanding Equity Awards at Fiscal Year End table contained herein. Those tables reflect LTI Awards granted in 2021 in connection with 2020 performance.

Summary of Base Salary, Cash Bonus, and Equity Incentive Compensation Paid for 2021

The following table summarizes for each NEO the amount paid or awarded in connection with 2021 performance in the form of total base salary, cash bonus (paid in 2022 for 2021 performance), Bonus RSUs (granted in 2022 for 2021 performance) and LTI Awards (granted in 2022 in connection with 2021 performance). This table is not a substitute for the compensation tables required by the Securities and Exchange Commission and included under the heading “Executive Compensation Tables” herein, but it provides a more accurate picture of how the Committee viewed its compensation actions for the NEOs in connection with performance in 2021:

		Paid/Issued in 2022 in Connection with 2021 Performance
Named Executive Officer	Base Salary Paid in 2021	Actual Cash Bonus	Bonus RSUs	LTI RSUs	LTI PRSUs(1)	Total for 2021	Total for 2020
Gilmore, D.	$1,000,000	$3,228,750	$3,946,250	$3,000,000	$1,000,000	$12,175,000	$8,987,000
DeGiorgio, K.	$775,000	$1,531,250	$1,531,250	$1,575,000	$525,000	$5,937,500	$4,509,000
Leavell, C.	$725,000	$1,443,750	$1,443,750	$1,312,500	$437,500	$5,362,500	$4,335,000
Seaton, M.	$650,000	$1,268,750	$1,268,750	$956,250	$318,750	$4,462,500	$3,537,000
Wajner, M.	$300,000	$275,625	$118,125	$150,000	$50,000	$893,750	$775,400

(1)

The dollar amount reflects the target grant value of the LTI PRSU award approved by the Committee. The actual value of the award and the number of shares ultimately received by a recipient will vary based on our total shareholder return over the three-year performance period relative to the companies in the S&P MidCap 400 Index at the beginning of the performance period. The grant date fair values of the awards, as determined under applicable accounting guidance, are as follows:  $1,307,641 for Mr. Gilmore, $686,498 for Mr. Degiorgio, $572,082 for Mr. Leavell, $416,796 for Mr. Seaton and $65,355 for Mr. Wajner.

Consideration of Prior Amounts Realized

Our Company’s philosophy is to incentivize and reward executive officers for future performance. Accordingly, prior stock compensation gains (option gains or RSUs awarded in prior years) generally are not considered in setting future compensation levels.

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Compensation Discussion and Analysis

Stock Ownership Guidelines

Our Company has adopted guidelines requiring our chief executive officer to hold Company stock with a value equal to at least six times the chief executive officer’s base salary and each of the other NEOs to hold stock with a value equal to at least three times their respective base salaries, or one-time their respective base salaries if that base salary is below $500,000. The chief executive officer’s holding requirement was increased in 2021 from five to six times his base salary.

What Counts Toward the Guideline:

•	shares owned personally or by a spouse
•	shares issued or held through a Company-sponsored plan such as the First American Financial Corporation 401(k) Savings Plan or the First American Financial Corporation Employee Stock Purchase Plan
•	unvested restricted stock units
•	shares held in trust for the benefit of the NEO or a spouse

What Does Not Count Toward the Guideline:

•	stock options

The Committee annually reviews compliance with the ownership guidelines. All of the NEOs meet or exceed our ownership guidelines.

Clawback and Anti-Hedging Policy

Our Company has adopted a clawback policy applicable to all executive officers. The policy generally provides for the return by the responsible executive officer(s) of compensation received during the three full fiscal years prior to the announcement of a restatement of financial information due to material noncompliance with reporting requirements under securities laws to the extent such compensation would not have been received under the restated results. In addition, under Section 304 of the Sarbanes-Oxley Act of 2002, if our Company is required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer may be required to reimburse our Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document and any profits realized from the sale of securities of our Company during that twelve-month period. In addition, our Company’s 2020 and 2010 Incentive Compensation Plans, employee form of Restricted Stock Unit Award Agreement and form of Performance Restricted Stock Unit Award Agreement provide for the forfeiture or recoupment of previously awarded compensation under certain circumstances if an executive officer’s misconduct causes loss or damage to our Company or our reputation. Our executive employment agreements, our employee form of Restricted Stock Unit Award Agreement and our form of Performance Restricted Stock Unit Award Agreement also provide that the compensation paid or RSUs granted under such agreements shall be subject to any Company clawback, forfeiture, or similar plan, policy or document reasonably adopted from time to time.

Our Company has also adopted policies prohibiting executive officers and certain other employees from holding Company securities in a margin account or pledging Company securities as collateral. These policies further prohibit all directors, executive officers and certain other employees with access to sensitive information—as well as anyone living with such persons, family members whose transactions in our Company’s stock or derivatives are directed by such persons, or those who are subject to the

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Compensation Discussion and Analysis

influence or control of such persons—from hedging their ownership of Company securities by engaging in zero-cost collars, forward sale contracts, short sales or trading in option contracts involving Company securities.

Benefits and Perquisites

Executive officers are entitled to employee benefits generally available to all full-time employees of our Company (subject to fulfilling any minimum service requirement), such as health and welfare benefits. The executive officers are also eligible to receive an incremental long-term disability insurance benefit and an executive health examination benefit that are not available to all employees. In designing these elements, our Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

Employment Agreements

Messrs. Gilmore, DeGiorgio, Leavell and Seaton are parties to employment agreements with our Company. Messrs. Gilmore and DeGiorgio originally entered into their employment agreements in 2008 and Messrs. Leavell and Seaton originally entered into their employment agreements in 2014. Mr. Gilmore’s agreement expires on December 31, 2023. Each of the agreements for Messrs. DeGiorgio, Leavell and Seaton were most recently renewed in 2022 and the term of each of those agreements now expires on December 31, 2024. The decision to renew the agreements reflected the Committee’s favorable evaluation of the performance of these executives, its view that the contracts provide an important retention incentive and the potential benefit to our Company from the non-competition, non-solicitation and other covenants in the contracts. The agreements specify minimum base salaries equal to the base salaries paid to such individuals at the time of execution thereof, namely $1,000,000, $825,000, $775,000 and $700,000 for Messrs. Gilmore, DeGiorgio, Leavell and Seaton, respectively. Determinations regarding bonus amounts, long term incentive awards and any increases in base salary remain at the discretion of the Committee.

The agreements provide that if our Company terminates the executive’s employment without cause, the executive is entitled to an amount representing twice the sum of the executive’s base salary and the second largest of the prior three years’ bonuses. Half of this sum would be paid over the first year following termination in twelve equal monthly installments, and the other half would be paid at the end of this one-year period. The executive’s receipt of these amounts would be contingent on our Company’s receipt of a release from the executive as well as the executive’s compliance with certain non-solicitation and confidentiality provisions contained within the agreement. In addition, if the executive’s employment is terminated without cause and the executive would otherwise, during the term of the agreement, have reached the executive’s “early retirement date” under the Executive Supplemental Benefit Plan (the “SERP”), which is discussed in further detail below, then the executive’s benefit will be deemed vested on the early retirement date notwithstanding the termination. No additional benefits are payable in the event that the executive voluntarily terminates or termination is on account of death or disability or is for cause.

Under the agreements, cause is defined to include (1) embezzlement, theft or misappropriation of Company property, (2) willful breach of any fiduciary duties owed to our Company, (3) willful failure or refusal to comply with applicable rules and regulations, (4) commission of a felony or of any crime involving moral turpitude, fraud, or misrepresentation, (5), refusal to perform job duties or reasonable directives from the executive’s superior or the Board of Directors and (6) any gross negligence or willful misconduct resulting in loss or damage to the reputation of our Company.

The agreements are attached or referenced as an exhibit to the Form 10-K filed by our Company with the Securities and Exchange Commission on February 17, 2022.

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Compensation Discussion and Analysis

Change-in-Control and Post-Termination Arrangements

Award agreements evidencing all outstanding awards provide that vesting will not accelerate as a result of a change-in-control that has been approved by our Company’s incumbent Board of Directors. The LTI PRSU award agreements further provide that the performance goal will be measured based on actual performance through the date of such change of control, with the final price based on the stock price immediately prior to the consummation of such change of control. Absent the specific language in the award agreements, vesting in the event of a change-in-control would be governed by the terms of our Company’s 2020 and 2010 Incentive Compensation Plans.

The SERP provides additional benefits to participants under age 55 if they are involuntarily terminated within 36 months of a change-in-control. In that circumstance, benefits commence as if the participant had attained early retirement age, subject to an actuarial reduction.

The document evidencing the SERP is attached as an exhibit to the Form 10-K filed by our Company on March 1, 2011 and Amendment No. 1 thereto is attached as an exhibit to the Form 10-K filed on February 23, 2015.

Change-in-Control Agreements.

As part of our Company’s efforts to retain key employees, it has entered into agreements with each of the NEOs to provide for certain benefits in the event the executive officer is terminated following a change-in-control. As described below, the severance payment is primarily two times the sum of base salary and target bonus. In the opinion of the Committee, this structure reflects current best practices with respect to such agreements.

Under the agreement a “change-in-control” means any one of the following with respect to our Company:

•	a merger or consolidation of our Company in which our Company’s stockholders end up owning less than 50% of the voting securities of the surviving entity;
•	the sale, transfer or other disposition of all or substantially all of our Company’s assets or the complete liquidation or dissolution of our Company;
•

a change in the composition of our Company’s Board of Directors over a two-year period as a result of which fewer than a majority of the directors are incumbent directors, as defined in the agreement; or

•	the acquisition or accumulation by any person or group, subject to certain limited exceptions, of at least 25% of our Company’s voting securities.

If the termination of the executive officer’s employment occurs without cause or if the executive officer terminates such employment for good reason within 36 months following the change-in-control, our Company is required to pay the following benefits in one lump sum within ten business days:

•	the executive officer’s base salary through and including the date of termination and any accrued but unpaid annual incentive bonus;
•

an annual incentive bonus for the year in which the termination occurs in an amount equal to the target bonus for the year of termination (or if there is no target annual incentive bonus or under certain other specified circumstances, the average of the annual incentive bonuses paid for the three prior years), prorated through the date of termination;

•	accrued and unpaid vacation pay;

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Compensation Discussion and Analysis

•	unreimbursed business expenses;
•	two times the executive officer’s annual base salary in effect immediately prior to the termination; and
•

two times the executive’s target bonus (or if there is no target annual incentive bonus or under certain other specified circumstances, two times the average of the annual incentive bonuses paid for the three prior years).

In addition, for a period of 24 months following the date on which the executive officer’s employment terminates, our Company will provide the same level of benefits and perquisites that the executive officer received at the time of termination or, if more favorable to the executive officer, at the time at which the change-in-control occurred. These benefits include tax-qualified and nonqualified savings plan benefits (excluding, however, any supplemental benefit plans), medical insurance, disability income protection, life insurance coverage and death benefits. To the extent that the executive officer cannot participate in the plans previously available, our Company will provide such benefits (or a cash equivalent) on the same after-tax basis as if they had been available. These obligations are reduced by any welfare benefits made available to the executive officer from subsequent employers.

If the amount payable under the agreements, together with other payments and benefits, would constitute an “excess parachute payment” under the Internal Revenue Code and, consequently, be subject to excise tax, the change-in-control agreements provide for a reduction in the amount payable to that amount that would result in the elimination of the excise tax, provided that the reduced amount exceeds the net amount the executive officer would receive if the excise tax had been applied.

The change-in-control agreements would initially have expired on December 31, 2012; however, they automatically extend for additional one-year periods unless either party notifies the other not later than the preceding January 1 that it does not wish to extend the term.

The form change-in-control agreement is attached as an exhibit to the Form 10-Q filed by our Company on November 1, 2010.

Payments due Upon Termination and/or a Change-in-Control.

Calculations and further explanation of the payments due the NEOs upon termination of employment and/or a change-in-control are found under the portion of the “Executive Compensation Tables” section of this document entitled “Potential Payments Upon Termination or Change-in-Control.”

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Compensation Discussion and Analysis

Retirement Benefits

NEOs may participate in several benefit plans that provide benefits upon retirement. Such retirement benefits include:

Benefit	Background
First American Financial Corporation 401(k) Savings Plan

The First American Financial Corporation 401(k) Savings Plan is a tax-qualified profit-sharing plan generally available to all employees, which authorizes company matching contributions based on the amount of employee pretax contributions and a schedule that ties the amount of matching contributions to our Company’s profitability. For 2021, for each $1.00 employees contributed to the plan up to 4% of the employee’s eligible compensation, our Company provided a match of $1.50.

Executive Supplemental Benefit Plan*	The Executive Supplemental Benefit Plan is limited to a select group of management and is closed to new participants.
First American Financial Corporation Deferred Compensation Plan*	The Deferred Compensation Plan is limited to a select group of management.

*	Further explanation of these plans can be found in the Pension Benefits and Nonqualified Deferred Compensation sections in the “Executive Compensation Tables” section.

Our Company believes that these plans provide a valuable recruiting and retention mechanism for our executive officers and enable it to compete more successfully for qualified executive talent.

Effective January 1, 2011, the Committee closed the SERP to new participants and, as part of the amendments described above, fixed as of December 31, 2010 the compensation used to determine benefits payable under the SERP. The amendments also capped the annual benefit to a maximum of $500,000 for our Company’s chief executive officer and $350,000 for other participants.

Conclusion

The final level and mix of compensation determined by the Committee is considered within the context of both the objective data from a competitive assessment of compensation and performance, as well as discussion of the subjective factors as outlined above. The Committee believes that each of the compensation packages for the NEOs is within the competitive range of practices when compared to the objective comparative data even where qualitative factors have influenced the compensation decisions.

Impact of Tax and Accounting

In reaching decisions on executive compensation, the Committee generally considers the tax and accounting consequences to our Company, including the fact that compensation (including performance-based compensation) in excess of $1 million paid to covered executive officers is generally not deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986.

Under accounting guidance, long-term incentive grants of stock options and RSUs (Bonus and LTI) to executive officers and employees are recognized as compensation expense by our Company. Compensation expense for such awards is equal to the grant-date fair values of the instruments being issued and is generally recognized over the requisite service period of the award.

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Compensation Discussion and Analysis

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee on March 8, 2022 recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee

Michael D. McKee, Chair
Parker S. Kennedy
Mark C. Oman

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Executive Compensation Tables

The following tables set forth compensation information for our Company’s “named executive officers” pursuant to the specific requirements of applicable regulations. Our Company believes that the Summary Compensation Table below does not completely reflect our perspective on compensation for our named executive officers. Rather, our Company believes that our perspective is more completely reflected in the “Compensation Discussion and Analysis” section above.

The following Summary Compensation Table sets forth compensation awarded to or earned by our named executive officers for the years indicated.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)

Dennis J. Gilmore	2021	$1,000,000	$0	$5,866,513	$3,228,750	$685,598	$10,242	(4)	$10,791,103
Chairman (CEO during years presented)	2020	$1,000,000	$0	$6,627,923	$2,120,400	$1,406,274	$19,362		$11,173,959
	2019	$1,000,000	$0	$5,120,280	$2,907,000	$1,323,541	$16,404		$10,367,225

Kenneth D. DeGiorgio	2021	$818,462	$0	$2,741,970	$1,531,250	$79,578	$11,661	(5)	$5,182,921
Chief Executive Officer (President during 2021 and EVP during 2020 and 2019)	2020	$775,000	$0	$2,954,963	$992,000	$795,830	$20,442		$5,538,235
	2019	$775,000	$0	$2,385,982	$1,360,000	$691,274	$17,197		$5,229,453

Christopher M. Leavell	2021	$768,462	$0	$2,679,974	$1,443,750	$219,613	$14,062	(6)	$5,125,861
COO of principal subsidiary	2020	$725,000	$0	$2,869,969	$930,000	$980,481	$22,566		$5,528,016
	2019	$725,000	$0	$2,327,456	$1,275,000	$929,498	$19,094		$5,276,048

Mark E. Seaton	2021	$693,462	$0	$2,080,923	$1,268,750	$0	$9,549	(7)	$4,052,684
EVP, Chief Financial Officer	2020	$650,000	$0	$2,174,929	$806,000	$0	$18,540		$3,649,469
	2019	$650,000	$0	$1,730,431	$1,105,000	$0	$15,490		$3,500,921

Matthew F. Wajner	2021	$323,692	$0	$278,080	$275,625	$0	$9,549	(8)	$886,946
VP, Treasurer	2020	$314,596	$0	$279,954	$182,280	$0	$18,540		$795,370
	2019	$300,000	$0	$235,187	$245,000	$0	$15,490		$795,677

(1)

As required by applicable rules, annual cash bonuses that were paid through performance units, or were otherwise based upon the achievement of pre-determined performance metrics, are included under the column entitled “Non-Equity Incentive Plan Compensation”, as opposed to the column entitled “Bonus”.

(2)

The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 using the closing price of our common stock on the grant date. The values set forth under this column for each year reflect the grants made in that year in connection with performance metrics from the prior year (e.g., amounts reported for 2021 are in connection with performance metrics from 2020). For information on the valuation of the awards, refer to Note 19 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(3)

For 2021, reflects the change in the present value of the benefit from the end of the year preceding the applicable fiscal year to the end of the applicable fiscal year for the First American Financial Corporation Executive Supplemental Benefit Plan (“SERP”), which is a non-qualified pension plan. See the 2021 Pension Benefits table for assumptions relating to the SERP. Amounts in the column do not include earnings under our Company’s deferred compensation plan as such earnings are neither above market nor preferential. Our Company’s deferred compensation plan provides a return based on a number of investment crediting options.

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Executive Compensation Tables

(4)

This amount consists of (a) Company contributions of $8,550 to his account in our Company’s tax qualified 401(k) savings plan, (b) life insurance premiums of $693 and (c) Company paid executive long-term disability insurance premium of $999.

(5)

This amount consists of (a) Company contributions of $8,550 to his account in our Company’s tax qualified 401(k) savings plan, (b) life insurance premiums of $2,112 and (c) Company paid executive long-term disability insurance premium of $999.

(6)

This amount consists of (a) Company contributions of $8,550 to his account in our Company’s tax qualified 401(k) savings plan, (b) life insurance premiums of $4,513 and (c) Company paid executive long-term disability insurance premium of $999.

(7)	This amount consists of Company contributions of $8,550 to his account in our Company’s tax qualified 401(k) savings plan and (b) Company paid executive long-term disability insurance premium of $999.
(8)	This amount consists of Company contributions of $8,550 to his account in our Company’s tax qualified 401(k) savings plan and (b) Company paid executive long-term disability insurance premium of $999.

Grants of Plan-Based Awards

The following table contains information concerning the annual cash bonus award opportunity and awards of Bonus RSUs and LTI RSUs made by our Company to each of our named executive officers during fiscal year 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)
Dennis J. Gilmore	2/18/2021(1)	2/5/21	$369,000	$1,845,000	$3,782,250
	2/18/2021(2)	2/5/21				—	45,982	—	$2,591,546
	2/18/2021(3)	2/5/21				—	58,108	—	$3,274,967

Kenneth D. DeGiorgio	2/18/2021(1)	2/5/21	$175,000	$875,000	$1,793,750
	2/18/2021(2)	2/5/21				—	17,601	—	$991,992
	2/18/2021(3)	2/5/21				—	31,050	—	$1,749,978

Christopher M. Leavell	2/18/2021(1)	2/5/21	$165,000	$825,000	$1,691,250
	2/18/2021(2)	2/5/21				—	16,501	—	$929,996
	2/18/2021(3)	2/5/21				—	31,050	—	$1,749,978

Mark E. Seaton	2/18/2021(1)	2/5/21	$145,000	$725,000	$1,486,250
	2/18/2021(2)	2/5/21				—	14,300	—	$805,948
	2/18/2021(3)	2/5/21				—	22,622	—	$1,274,975

Matthew F. Wajner	2/18/2021(1)	2/5/21	$31,500	$157,500	$322,875
	2/18/2021(2)	2/5/21				—	1,386	—	$78,115
	2/18/2021(3)	2/5/21				—	3,548	—	$199,965

(1)

Amounts represent the threshold, target and maximum amounts payable with respect to amounts awarded under our Company’s annual incentive compensation plan for 2021. Under the plan, the Compensation Committee has the discretion to decrease or increase the final payout by up to 30 percentage points. The Compensation Committee also retains the ability to award ultimately a lower amount, including the discretion not to award any amount. The maximum and threshold amounts disclosed reflect actual number of performance units awarded near the beginning of 2021 (based on 2020 performance) and reflect the potential 30-percentage point increase/reduction based on strategic performance (205% and 20% of the target amount, respectively). See “Compensation Discussion and Analysis—Pay Elements—Annual Incentive Bonus.” The amounts identified in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table are the actual amounts paid under the plan.

(2)

Grants represent the Bonus RSUs issued in 2021 for 2020 performance. Vesting of Bonus RSUs occurs at a rate of 25% per year on each anniversary of the grant date, and would not occur unless, as was the case, the net income of our Company for 2021 was at least $25 million, excluding Extraordinary Items.

(3)

Grants represent LTI RSUs which were issued to the named executive officers in 2021 for 2020 performance. Vesting of LTI RSUs occurs at a rate of 25% per year on each anniversary of the grant date, and would not occur unless, as was the case, the net income of our Company for 2021 was at least $25 million, excluding Extraordinary Items.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards of our Company held by the named executive officers as of December 31, 2021.

		Stock Awards (1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Dennis J. Gilmore	2/21/2018	26,768	$2,094,061
	2/22/2019	54,550	$4,267,447
	2/20/2020	81,539	$6,378,796
	2/18/2021	107,146	$8,382,032
Kenneth D. DeGiorgio	2/21/2018	11,783	$921,784
	2/22/2019	25,421	$1,988,685
	2/20/2020	36,355	$2,844,052
	2/18/2021	50,077	$3,917,524
Christopher M. Leavell	2/21/2018	11,422	$893,543
	2/22/2019	24,799	$1,940,026
	2/20/2020	35,309	$2,762,223
	2/18/2021	48,944	$3,828,889
Mark E. Seaton	2/21/2018	8,648	$676,533
	2/22/2019	18,438	$1,442,405
	2/20/2020	26,756	$2,093,122
	2/18/2021	38,004	$2,973,053
Matthew F. Wajner	2/21/2018	1,077	$84,254
	2/22/2019	2,509	$196,279
	2/20/2020	3,441	$269,189
	2/18/2021	5,075	$397,017

(1)	Stock awards vest 25% on each anniversary of the grant date and will be fully vested on the fourth anniversary of the grant date. Dividend equivalent units accumulate during the vesting period.
(2)

These amounts include RSUs that may no longer be subject to a substantial risk of forfeiture (due to retirement vesting provisions), but that remain subject to restrictions and have not yet been distributed.

(3)

The market value was calculated by multiplying the number of unvested units shown in the table by $78.23, which was the closing market price on December 31, 2021, the last trading day of our fiscal year.

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Executive Compensation Tables

Option Exercises and Stock Vested

The following table sets forth information concerning value realized by each of the named executive officers upon exercise of stock options and vesting of stock during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis J. Gilmore	110,214	$6,236,694
Kenneth D. DeGiorgio	49,464	$2,798,860
Christopher M. Leavell	47,666	$2,697,201
Mark E. Seaton	35,943	$2,033,885
Matthew F. Wajner	4,629	$261,904

Pension Benefits

The following table shows the actuarial present value of the accumulated retirement benefits payable upon normal retirement age to each of the named executive officers, computed as of December 31, 2021. The amounts are based upon benefits provided to the named executive officers under the First American Financial Corporation Executive Supplemental Benefit Plan (“SERP”). Messrs. Seaton and Wajner were never participants in the SERP.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Dennis J. Gilmore(2)	SERP(3)	28.6	$9,180,715	$0
Kenneth D. DeGiorgio	SERP(3)	22.8	$3,090,391	$0
Christopher M. Leavell(2)	SERP(3)	24.5	$5,635,201	$0

(1)

Credited years of service for benefit calculation purposes is the time between the participant’s commencement of participation in the plan and December 31, 2021. Participants in the SERP must have completed 10 years of credited service in order to be eligible to receive SERP benefits. Years of credited service beyond the minimum 10 year requirement do not result in any additional benefits under the SERP.

(2)	Messrs. Gilmore and Leavell are eligible for normal retirement and early retirement, respectively, under the SERP due to their age and meeting applicable service requirements.
(3)

SERP eligibility requires 10 years of service and five years of participation in the plan with the benefit dependent on age at retirement between 55 and 62, rather than credited years of service. The following assumptions were used for calculating present values: interest rate of 2.89%, post-retirement mortality per the Pri-2012 “Retirees” and “Contingent Survivors” tables projected generationally beyond 2012 using MP-2020 Order 2 Graduation Alternative Projection Scale. The “Contingent Survivors” tables will be used for spouses only after death of the primary retiree. Benefit is payable as a 50% joint and survivor annuity and spouse is assumed to be one year younger than the participant.

The SERP, which was closed to new participants on January 1, 2011, provides retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel. Under the plan, upon retirement at normal retirement date (the latest of age 62, the date on which the participant completes 10 years of service and the date on which the participant was covered, in combination, by the plan for five years) the participant generally receives a joint life and 50% survivor annuity benefit equal to 30% of “final average compensation.” “Final average compensation” is generally equal to the participant’s average one year covered compensation for the five-year period ending on December 31, 2010, irrespective of the participant’s actual retirement date. Final average compensation generally includes base salary and commissions, cash bonuses and stock bonuses that are granted to compensate for past services (such as Bonus RSUs, as described below). The maximum annual benefit under the SERP is capped at $500,000 for our Company’s chief executive officer and at $350,000 for all other participants.

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Executive Compensation Tables

To be eligible to receive benefits under the plan, a participant must be at least age 55, have been an employee of our Company or one of our subsidiaries for at least 10 years and covered by the plan for at least five years. In the event of early retirement, benefits under the SERP are generally reduced by 5.952% for each year prior to age 62 in which retirement actually occurs. The pre-retirement death benefit under the SERP generally consists of 10 annual payments, each of which equals 15% of final average compensation. Subject to applicable legal rules, the Board of Directors can, in its discretion, pay the participant or beneficiary in an actuarial equivalent lump sum or other form of benefit. In the event of a “change-in-control” (as defined in the plan) of our Company, benefits under the SERP become 100% vested, and, if within 36 months following the change in control the participant’s employment is terminated by our Company without cause or by the participant for good reason, the participant will be entitled to benefits equal to the benefits provided by the plan (subject to reductions for early retirement) or, if the participant is not yet eligible for early retirement, subject to an actuarial reduction.

Participants who engage in competition with our Company, either during their employment with, or following their departure from, our Company, forfeit their right to receive any vested benefits under the plan. Competition is defined to include involvement with a competing business; the misappropriation, sale, use or disclosure of our Company’s trade secrets, confidential or proprietary information; and solicitation of Company employees or customers.

Nonqualified Deferred Compensation

As reflected in the following table, certain of the named executive officers have elected to participate in the First American Financial Corporation Deferred Compensation Plan (the “Deferred Compensation Plan”) and/or elected to defer receipt of shares from RSUs granted under the First American Financial Corporation 2010 Incentive Compensation Plan and/or the First American Financial Corporation 2020 Incentive Compensation Plan. Messrs. Seaton and Wajner did not have any nonqualified deferred compensation.

Name	Executive Deferrals in Last FY(1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Amount of Deferred Compensation at Last FYE(3) ($)
Dennis J. Gilmore	$200,000	$0	$657,350	$0		$5,543,243
Kenneth D. DeGiorgio	$0	$0	$5,840,188	$4,771,186	(4)	$16,578,612
Christopher M. Leavell	$409,000	$0	$403,431	$0		$2,548,655

(1)

Represents the amount contributed during the year to the Deferred Compensation Plan plus the value of any RSUs vested during the year but subject to deferred distribution. These amounts are included in the Summary Compensation Table.

(2)

Represents earnings or losses on participant-selected investment options in the Deferred Compensation Plan and/or the increase or decrease in the fair market value of the deferred RSUs, including dividend equivalents thereon. These amounts are not reflected in the Summary Compensation Table.

(3)

These amounts are as of December 31, 2021. The following amounts are included in the fiscal year-end balance and previously reported as compensation to the listed officers in the Summary Compensation Table for 2010 through 2020; Mr. Gilmore, $1,650,000, Mr. DeGiorgio, $3,924,293 and Mr. Leavell $616,355. Additional amounts were contributed by the executives prior to our Company’s separation from our former parent company.

(4)	This amount represents distributions during the year from previously deferred RSUs, valued using the closing stock price on the distribution date.

The Deferred Compensation Plan offers a select group of management and highly compensated employees the opportunity to elect to defer up to 100% of their base salary, commissions and certain eligible cash bonuses. A committee appointed by the Board of Directors is responsible for administering the plan. The plan is unfunded and unsecured. However, our Company informally funds the plan through variable universal life insurance and absorbs all insurance charges. Our Company maintains a deferral

60 | 2022 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect scheduled and nonscheduled in-service withdrawals of compensation deferred prior to January 1, 2005, and the earnings and losses attributable thereto. Withdrawals of compensation deferred after December 31, 2004, and the earnings and losses attributable thereto, must be scheduled by the participant at the time the participant elects to defer such compensation.

Participants allocate their deferrals among a variety of investment crediting options offered under the plan. The investment crediting rates are based upon the rates of return available under certain retail mutual funds.

For all participants who joined the Deferred Compensation Plan prior to December 31, 2001, the plan provides a pre-retirement death benefit equal to the lesser of 15 times the amount deferred in the participant’s first year of participation or $2 million. The death benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001 are not eligible for this death benefit. Our Company maintains term life insurance policies to fund this enhanced pre-retirement death benefit.

The First American Financial Corporation 2010 Incentive Compensation Plan and the First American Financial Corporation 2020 Incentive Compensation Plan offer a select group of management and highly compensated employees the opportunity to defer the distribution of their RSUs to a future date beyond the scheduled vesting date. Participants may elect to defer the distribution of a particular vesting tranche of an award to a future date while employed with our Company, upon termination of employment or in annual installments over two to 15 years post termination of employment.

With respect to deferrals to a future date while employed, participants must specify the year in which they wish to receive the distribution of the RSUs, provided that such year is later than the year of the scheduled vesting date. The resulting deferred distribution date will be the anniversary of the grant date in the year selected. If the participant terminates employment prior to the scheduled vesting date, the deferral election will not apply and the payment of such RSUs will be handled pursuant to the terms of the RSU Award Agreement. If the participant terminates employment after a scheduled vesting date but prior to the deferred distribution date, the participant will receive the distribution of the deferred RSUs upon termination. If the initial deferral election is made after the grant date, the deferred RSUs will be distributed following the later of the termination date or five years from the scheduled vesting date.

Potential Payments upon Termination or Change-in-Control

The following tables describe payments and other benefits that would be provided to the named executive officers under the specified circumstances upon a change-in-control of our Company or their termination on December 31, 2021. For further discussion, see “Change-in-Control and Post-Termination Arrangements” on page 52.

First American Financial Corporation   2022 Proxy Statement | 61

Executive Compensation Tables

Dennis J. Gilmore

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death		Disability
Amounts Due to Triggering Event
Severance	$0	$0	$12,906,000	(2)	$0	$10,200,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$4,100,000	(4)	$0		$0
Benefit Continuation	$0	$0	$0		$0	$130,124	(5)	$0		$0
Incremental Severance Sub-Total	$0	$0	$12,906,000		$0	$14,430,124		$0		$0
Previously Earned/ Vested Amounts
Vested RSUs due to Retirement Rules(6)	$21,122,335	$0	$21,122,335		$21,122,335	$21,122,335		$21,122,335		$21,122,335
Deferred Compensation Plan	$5,543,243	$5,543,243	$5,543,243		$5,543,243	$5,543,243		$5,588,243	(7)	$5,543,243
Vested 401(k) Savings Plan Balance	$1,898,923	$1,898,923	$1,898,923		$1,898,923	$1,898,923		$1,898,923		$1,898,923
Vested SERP	$9,180,715	$0	$9,180,715		$0	$9,180,715		$4,291,525		$9,180,715
Total Value	$37,745,216	$7,442,166	$50,651,216		$28,564,501	$52,175,340		$32,901,026		$37,745,216

(1)	Voluntary termination would qualify as normal retirement under the SERP and our Company’s RSU grant agreements.
(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(3)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(4)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination.
(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.
(6)

Our Company’s 2010 Incentive Compensation Plan, 2020 Incentive Compensation Plan, and related agreements provide for acceleration of all unvested RSUs only in the event of a change-in-control of our Company that is not approved by the Board of Directors and in the event of death or disability. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 60, age 62 for RSUs granted before 2021), or involuntary termination without cause (absent a change-in-control), all unvested Bonus RSUs vest one year after termination. Unvested LTI Awards vest one year after termination provided the normal retirement criterion is met at the time of termination.

(7)

Represents the sum of (a) the vested balance on December 31, 2021, of $5,543,243 and (b) a $45,000 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

62 | 2022 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

Kenneth D. DeGiorgio

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death		Disability
Amounts Due to Triggering Event
Severance	$0	$0	$6,242,000	(1)	$0	$5,150,000	(2)	$0		$0
Bonus	$0	$0	$0		$0	$1,750,000	(3)	$0		$0
Accelerated Vesting of RSUs(4)	$0	$0	$6,403,830		$9,672,044	$9,672,044		$9,672,044		$9,672,044
Benefit Continuation	$0	$0	$0		$0	$162,935	(5)	$0		$0
Enhanced SERP(6)	$0	$0	$0		$0	$2,506,429	(7)	$1,156,733	(8)	$2,958,093	(9)
Incremental Severance Sub-Total	$0	$0	$12,645,830		$9,672,044	$19,241,408		$10,828,777		$12,630,137
Previously Earned/ Vested Amounts
Deferred RSUs(10)	$12,479,954	$12,479,954	$12,479,954		$12,479,954	$12,479,954		$12,479,954		$12,479,954
Deferred Compensation Plan	$4,098,658	$4,098,658	$4,098,658		$4,098,658	$4,098,658		$4,711,033	(11)	$4,098,658
Vested 401(k) Savings Plan Balance	$1,805,503	$1,805,503	$1,805,503		$1,805,503	$1,805,503		$1,805,503		$1,805,503
Total Value	$18,384,115	$18,384,115	$31,029,944		$28,056,159	$37,625,523		$29,825,267		$31,014,252

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(2)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination.
(4)

Unvested RSUs do not accelerate, except in the event of a change-in-control of our Company that is not approved by the Board of Directors and in the event of death or disability per our Company’s 2010 Incentive Compensation Plan, 2020 Incentive Compensation Plan, and related agreements. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 60, or age 62 for RSUs granted before 2021), or involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In the event of termination after meeting normal retirement, or for grants made in 2021 only, involuntary termination without cause (absent a change-in-control), all unvested LTI RSUs vest one year after termination.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.
(6)	“Enhanced SERP” refers to any payments which accrue to the executive, who is not yet vested, under the various scenarios for the SERP.
(7)

If a qualifying termination occurs within 36 months after a change-in-control of our Company, the executive becomes 100% vested in the benefit in the amount the executive would have been entitled to receive had he attained his early retirement date, with an actuarial reduction if the executive had not reached early retirement age. Represents the enhanced present value of the benefit calculated using the following assumptions: Pri-2012 “Retirees” and “Contingent Survivors” tables projected generationally beyond 2012 using MP-2020 Order 2 Graduation Alternative Project Scale, and a discount rate of 2.49%.

(8)	Represents the present value of 10 annual payments equal to 15% of the participant’s final average compensation, calculated using a 2.49% discount rate.
(9)

Represents the present value of the benefit calculated using the following assumptions: Pri-2012 “Retirees” and “Contingent Survivors” tables projected generationally beyond 2012 using MP-2020 Order 2 Graduation Alternative Project Scale, a discount rate of 2.49% and participant remains disabled until earliest retirement date at age 55.

(10)	Represents shares from vested RSUs that would have otherwise been distributed in years 2010 to 2021 had they not been deferred pursuant to a deferred compensation arrangement.
(11)

Represents the sum of (a) the vested balance on December 31, 2021 of $4,098,658 and (b) a $612,375 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

First American Financial Corporation   2022 Proxy Statement | 63

Executive Compensation Tables

Christopher M. Leavell

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination(1)	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death		Disability
Amounts Due to Triggering Event
Severance	$0	$0	$5,855,000	(2)	$0	$4,850,000	(3)	$0		$0
Bonus	$0	$0	$0		$0	$1,650,000	(4)	$0		$0
Accelerated Vesting of RSUs(5)	$3,656,236	$0	$6,156,466		$9,424,681	$9,424,681		$9,424,681		$9,424,681
Benefit Continuation	$0	$0	$0		$0	$138,929	(6)	$0		$0
Incremental Severance Sub-Total	$3,656,236	$0	$12,011,466		$9,424,681	$16,063,610		$9,424,681		$9,424,681
Previously Earned/ Vested Amounts
Deferred Compensation Plan	$2,548,655	$2,548,655	$2,548,655		$2,548,655	$2,548,655		$3,015,905	(7)	$2,548,655
Vested 401(k) Savings Plan Balance	$1,564,064	$1,564,064	$1,564,064		$1,564,064	$1,564,064		$1,564,064		$1,564,064
Vested SERP	$5,342,231	$0	$5,342,231		$0	$5,342,231		$2,493,622		$5,342,231
Total Value	$13,111,186	$4,112,719	$21,466,417		$13,537,400	$25,518,560		$16,498,272		$18,879,631

(1)	Voluntary termination would qualify as early retirement under the SERP and our Company’s Bonus RSU grant agreements.
(2)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(3)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(4)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination.
(5)

Unvested RSUs do not accelerate, except in the event of a change-in-control of our Company that is not approved by the Board of Directors and in the event of death or disability per our Company’s 2010 Incentive Compensation Plan, 2020 Incentive Compensation Plan, and related agreements. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 60, or age 62 for RSUs granted before 2021), or involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In the event of termination after meeting normal retirement, or for grants made in 2021 only, involuntary termination without cause, absent a change-in-control, all unvested LTI RSUs vest one year after termination.

(6)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.
(7)

Represents the sum of (a) the vested balance on December 31, 2021 of $2,548,655 and (b) a $467,250 pre-retirement death benefit equal to 15 times the amount deferred in the participant’s first year of participation.

64 | 2022 Proxy Statement   First American Financial Corporation

Executive Compensation Tables

Mark E. Seaton

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death	Disability
Amounts Due to Triggering Event
Severance	$0	$0	$5,131,000	(1)	$0	$4,300,000	(2)	$0	$0
Bonus	$0	$0	$0		$0	$1,450,000	(3)	$0	$0
Accelerated Vesting of RSUs(4)	$0	$0	$4,996,785		$7,185,113	$7,185,113		$7,185,113	$7,185,113
Benefit Continuation	$0	$0	$0		$0	$153,921	(5)	$0	$0
Incremental Severance Sub-Total	$0	$0	$10,127,785		$7,185,113	$13,089,034		$7,185,113	$7,185,113
Previously Earned/ Vested Amounts
Vested 401(k) Savings Plan Balance	$767,551	$767,551	$767,551		$767,551	$767,551		$767,551	$767,551
Total Value	$767,551	$767,551	$10,895,336		$7,952,663	$13,856,584		$7,952,663	$7,952,663

(1)	Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the median of the executive’s last three annual incentive bonuses.
(2)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination.
(4)

Unvested RSUs do not accelerate, except in the event of a change-in-control of our Company that is not approved by the Board of Directors and in the event of death or disability per our Company’s 2010 Incentive Compensation Plan, 2020 Incentive Compensation Plan, and related agreements. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 60, or age 62 for RSUs granted before 2021), or involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In the event of termination after meeting normal retirement, or for grants made in 2021 only, involuntary termination without cause, absent a change-in-control, all unvested LTI RSUs vest one year after termination.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.

First American Financial Corporation   2022 Proxy Statement | 65

Executive Compensation Tables

Matthew F. Wajner

		Involuntary Termination			Change-in-Control
Executive Payments and Benefits Upon Termination	Voluntary Termination	For Cause	Without Cause/By Employee for Good Reason		Without Termination	With Termination Without Cause/By Employee for Good Reason		Death	Disability
Amounts Due to Triggering Event
Severance	$0	$0	$67,308	(1)	$0	$1,170,000	(2)	$0	$0
Bonus	$0	$0	$0		$0	$235,000	(3)	$0	$0
Accelerated Vesting of RSUs(4)	$0	$0	$582,031		$946,739	$946,739		$946,739	$946,739
Benefit Continuation	$0	$0	$0		$0	$108,322	(5)	$0	$0
Incremental Severance Sub-Total	$0	$0	$649,339		$946,739	$2,460,061		$946,739	$946,739
Previously Earned/ Vested Amounts
Vested 401(k) Savings Plan Balance	$475,346	$475,346	$475,346		$475,346	$475,346		$475,346	$475,346
Total Value	$475,346	$475,346	$1,124,686		$1,422,086	$2,935,408		$1,422,086	$1,422,086

(1)

Pursuant to our Company’s severance plan generally available to employees without employment or severance agreements, Mr. Wajner could be eligible for 10 weeks of severance pay when laid off or terminated without cause in a situation not involving a change in control, subject to the terms of the plan.

(2)

Represents two times the executive’s base salary in effect immediately prior to the date of termination and two times the executive’s target annual incentive bonus for the current fiscal year, or if there is no such target, the average annual discretionary incentive bonus earned by the executive during the last three completed fiscal years.

(3)	Represents the pro rata portion of the executive’s target annual bonus for the year of termination.
(4)

Unvested RSUs do not accelerate, except in the event of a change-in-control of our Company that is not approved by the Board of Directors and in the event of death or disability per our Company’s 2010 Incentive Compensation Plan, 2020 Incentive Compensation Plan, and related agreements. In the event of termination after meeting early retirement (age 55 with 10 years of service), normal retirement (age 60, or age 62 for RSUs granted before 2021), or involuntary termination without cause, absent a change-in-control, all unvested Bonus RSUs vest one year after termination. In the event of termination after meeting normal retirement, or for grants made in 2021 only, involuntary termination without cause, absent a change-in-control, all unvested LTI RSUs vest one year after termination.

(5)	Represents cash payments to the executive to cover the cost of purchasing the benefits on an after-tax basis for 24 months post termination.

Pay Ratio

For purposes of identifying our Company’s median employee from a total annual compensation perspective, our Company applied the following methodology: our Company utilized a measurement date of December 31, 2021; annual total compensation included base salary, overtime, annual bonus, other incentive pay, Company match on retirement programs or profit sharing contributions, the grant date fair value of RSUs and other perquisites; our Company did not apply a cost-of-living adjustment to compensation for employees located outside of the U.S.

As of December 31, 2021, our Company had 22,233 total (U.S. and non-U.S.) employees. The median employee’s annual total compensation was $57,046. The resulting principal executive officer to median employee pay ratio was 189 to 1 given our Company’s principal executive officer’s total compensation of $10,791,103, as more fully described in the Summary Compensation Table.

66 | 2022 Proxy Statement   First American Financial Corporation

Director Compensation

The following table sets forth the cash and other compensation earned by non-employee directors of our Company during the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	All Other Compensation ($)		Total ($)
James L. Doti	160,000		149,974	0		309,974
Reginald H. Gilyard	105,000		149,974	0		254,974
Parker S. Kennedy	255,000		149,974	20,000	(2)	424,974
Jean C. LaTorre(3)	46,329		96,158	0		142,487
Margaret M. McCarthy	135,000	(4)	149,974	0		284,974
Michael D. McKee	120,000		149,974	0		269,974
Thomas V. McKernan	130,000	(4)	149,974	0		279,974
Mark C. Oman	120,000		149,974	0		269,974
Martha B. Wyrsch	105,000		149,974	0		254,974

(1)

The amounts shown are the grant date fair value of stock awards granted in the year as computed in accordance with FASB ASC Topic 718 using the fair market value (as defined in our 2020 Incentive Compensation Plan) of our common stock on the grant date. For information on the valuation of the awards, refer to Note 19 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(2)

Includes $20,000 for service on the board of directors of First American Trust, FSB, a subsidiary of our Company. In addition, our Company maintains an office for Mr. Kennedy and provides him with mobile devices, a computer, other office equipment and administrative support.

(3)	Ms. LaTorre was appointed to the Board on May 11, 2021 and resigned from the Board effective November 4, 2021, and her annual retainer and stock award were prorated accordingly.
(4)	Includes $95,000 of deferred retainer fees earned for Board service pursuant to our Company’s deferred compensation plan.

Compensation of non-employee directors consists of several components. The 2021 annual cash retainer was $95,000. The chairman of the Board received an additional annual retainer of $150,000. The lead independent director of our Company received an additional annual retainer of $25,000. The chairs of the Audit Committee, the Compensation Committee, and the Governance Committee received an additional annual retainer equal to $25,000, $15,000 and $10,000, respectively. Members of the Audit Committee, the Compensation Committee, the Governance Committee, and the Risk Oversight, Accountability and Review Committee received an additional annual retainer equal to $15,000, $10,000, $10,000 and $20,000, respectively. Retainers are prorated for partial-year service. On February 18, 2021, our Company granted to each non-employee director who was serving at such time RSUs with a grant date fair value of $149,974, other than Ms. LaTorre who was granted $96,158 on June 21, 2021. Director RSUs vest over one year, subject to continued service on the Board. All outstanding awards vest upon retirement irrespective of length of service prior to such retirement. Directors may also receive additional compensation for serving on the board of directors of certain of our Company’s subsidiaries (payments are described in footnote two to the table above).

First American Financial Corporation   2022 Proxy Statement | 67

Director Compensation

The aggregate number of unvested RSUs held by each non-employee director who served during the year is as set forth in the table below as of December 31, 2021.

Name	Restricted Stock Units (#)
James L. Doti	2,661
Reginald H. Gilyard	2,661
Parker S. Kennedy	2,661
Jean C. LaTorre	0
Margaret M. McCarthy	2,661
Michael D. McKee	2,661
Thomas V. McKernan	2,661
Mark C. Oman	2,661
Martha B. Wyrsch	2,661

The Board of Directors has established stock ownership guidelines for non-employee directors whereby such directors are expected to own at least five times their cash annual retainer in Company common stock. RSUs issued to directors are included for purposes of meeting the guidelines. Directors have five years following commencement of service to satisfy the guidelines.

68 | 2022 Proxy Statement   First American Financial Corporation

II. Required Information

Code of Ethics

The Board of Directors has adopted a code of ethics that applies to our Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of this code of ethics is posted in the corporate governance section of our Company’s website at www.firstam.com. To the extent our Company waives or amends any provisions of this code of ethics, it will disclose within four business days such waivers or amendments on the above website. The Board also has adopted a broader code of ethics and conduct, applying to all employees, officers and directors, which also has been posted to the website at the address stated above. Each of these codes is available in print to any stockholder who requests it. Such request should be sent to the secretary at 1 First American Way, Santa Ana, California 92707.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines, which have been posted in the corporate governance section of the website at www.firstam.com and are available in print to any stockholder who requests them. Such request should be sent to the secretary at 1 First American Way, Santa Ana, California 92707. In addition to stating the standards that the Board applies in determining whether or not its members are independent, these guidelines state the qualifications and responsibilities of our directors and describe fundamental aspects of our Board and certain of its committees.

Compensation Committee Interlocks and Insider Participation

During 2021, our Compensation Committee consisted of Messrs. Kennedy, McKee and Oman. Each member is not currently and has not formerly been an employee or officer of our Company, other than Mr. Kennedy, who was employed by our Company as our executive chairman until he resigned from that position in February 2012, and there were and are no compensation committee interlocks involving any of the members of the Compensation Committee. See also the section entitled “Transactions and Litigation with Management and Others” on page 23, regarding Mr. Kennedy’s son’s employment by a subsidiary of our Company.

Report of the Audit Committee

The Audit Committee of the Board of Directors reviews the Company’s accounting policies and financial reporting and disclosure practices, system of internal controls, audit process and the process for monitoring compliance with laws, regulations and corporate policies. The Board adopted a revised written charter for the Audit Committee on January 19, 2022. The Audit Committee has reviewed the Company’s audited consolidated financial statements and discussed them with management.

The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the U.S. Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence.

First American Financial Corporation   2022 Proxy Statement | 69

II. Required Information

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and be filed with the U.S. Securities and Exchange Commission.

Audit Committee

James L. Doti, Chairman
Thomas V. McKernan
Mark C. Oman

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth details regarding equity securities of our Company that were authorized for issuance under equity compensation plans of our Company as of December 31, 2021.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands, except weighted-average exercise price)
Equity compensation plans approved by security holders	1,987	(1)	—	3,233	(2)
Equity compensation not approved by security holders	—		—	—
	1,987		—	3,233

(1)

Consists of unvested or undistributed restricted stock units under the First American Financial Corporation 2010 and 2020 Incentive Compensation Plans. See Note 19 to our Company’s consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2021 for additional information.

(2)

Consists of 2.657 million shares remaining under the First American Financial Corporation 2020 Incentive Compensation Plan and 0.576 million shares remaining under our Company’s 2010 Employee Stock Purchase Plan.

Delinquent Section 16(a) Reports

Rules adopted by the SEC require our officers and directors, and persons who own more than ten percent of our issued and outstanding common stock, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Based solely on the review of the forms filed with the Securities and Exchange Commission, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, since the filing of last year’s proxy statement, our officers, directors and greater-than-ten-percent beneficial owners timely complied with all such filing requirements, except that Jean C. LaTorre’s receipt of RSUs on June 21, 2021, was reported late on September 17, 2021, due to an administrative error in her account setup and Lisa W. Cornehl’s payment of tax liabilities by the withholding of securities incident to the vesting of RSUs on December 20, 2021 and February 18, 2022, were reported late on February 24, 2022, due to an administrative error and the discovery of the December transaction.

70 | 2022 Proxy Statement   First American Financial Corporation

II. Required Information

Relationship with Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) was selected by our Audit Committee as the independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2021 and the year ending December 31, 2022. This firm has served as our independent accountants since 2009.

A representative of PwC is expected to participate in the meeting. The representative will have the opportunity to make any desired statement and to answer any appropriate questions by the stockholders.

Principal Accountant Fees and Services

The aggregate fees for 2021 and 2020 in the four categories of service set forth in the table below are as follows:

Aggregate fees billed in year(1)	2021	2020
Audit Fees	$5,627,103	$5,899,713
Audit-Related Fees(2)	$1,201,736	$888,340
Tax Fees(3)	$97,904	$173,647
All Other Fees(4)	$7,003	$5,472

(1)	All amounts include fees, out-of-pocket expense, local sales and other taxes where applicable, and other disbursements.
(2)

These fees were incurred primarily for procedures performed for internal controls reports, registration statements, consultations concerning compliance with certain government regulations and financials accounting and reporting standards.

(3)	These fees were incurred primarily for tax advice, compliance and planning.
(4)	These fees were incurred primarily for services related to software licensing and advisory services.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all engagements of our Company’s independent principal registered public accounting firm for audit and nonaudit services. All of these engagements must be pre-approved by the Audit Committee or a designated member of that committee on an individual basis. The Audit Committee or its designee has pre-approved all engagements included in the table above.

Stockholder Proposals, Director Nominations and Proxy Access

In order for a proposal by you or your fellow stockholders to be included in the proxy statement and form of proxy solicited by our Board for our next annual meeting of stockholders, other than nominations of directors, the proposal must be received at 1 First American Way, Santa Ana, California 92707 no later than 6:00 PM, Pacific time, on December 2, 2022, and must comply with all other requirements of SEC Rule 14a-8.

If you wish to submit a proposal for consideration at next year’s annual meeting or make a nomination without including the same in the proxy statement and form of proxy solicited by our Board, your notice must be delivered to our secretary at 1 First American Way, Santa Ana, California 92707 no earlier than 6:00 PM, Pacific Time, on January 10, 2023, and no later than 6:00 PM, Pacific time, on February 9, 2023, of your intention to do so. If you wait longer, the holders of the proxies solicited by our Board may vote on your proposal at their discretion. In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our Company’s nominees must deliver notice to our secretary at 1 First American Way, Santa Ana, California 92707 that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 11, 2023.

First American Financial Corporation   2022 Proxy Statement | 71

II. Required Information

Proxy Access – A stockholder, or group of up to 20 stockholders, owning at least 3% of our Company’s issued and outstanding stock entitled to vote generally in the election of directors continuously for at least three years, may nominate and include in our proxy materials for our next annual meeting of stockholders, director nominees constituting up to 20% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in our Bylaws, including delivering a complete submission in writing to our secretary at 1 First American Way, Santa Ana, California 92707 by no earlier than 6:00 PM, Pacific time, on November 2, 2022, and no later than 6:00 PM, Pacific time, on December 2, 2022.

Proposals, nominations and notices also must be submitted in accordance with the other applicable provisions of our Company’s bylaws, including the notice provisions.

These deadlines assume that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one-year anniversary of the date of the current annual meeting. If such an event occurs, we will provide you with notice in our earliest possible quarterly report on
Form 10-Q or on Form 8-K of the respective dates by which such proposals must be received.

Appraisal Rights

You are not entitled to appraisal rights in connection with the approval of the proposals to be voted upon at the meeting.

72 | 2022 Proxy Statement   First American Financial Corporation

III. Corporate Responsibility and Sustainability

Recognizing our responsibility to the environment, our employees and our communities, we believe socially responsible and sustainable practices are the right way to do business and will benefit our employees, clients, vendors, stockholders, communities and the environment.

Those interested in learning more about our efforts can read our 2020 Sustainability Report at www.firstam.com/sustainability and visit the Sustainability, Caring For Our Community and Supplier Information sections of our website. The Sustainability Report and these website sections are specifically not incorporated by reference into this proxy statement, and you should not consider that information part of this proxy statement.

2020 Sustainability Report 2020

FORTUNE 100 BEST COMPANIES TO WORK FOR 2021 BEST PLACES TO WORK for LGBTQ Equality Best Workplaces

“It’s our strong belief that putting people first matters,

“It’s our strong belief that putting people first matters, and this philosophy begins with our employees and extends from there to our customers, our shareholders and the communities in which we work” – Dennis Gilmore, Chairman of the Board and this philosophy begins with our employees and extends from there to our customers, our shareholders and the communities in which we work.” Dennis Gilmore, CEO

Diversity, Equity and Inclusion – We continued to be proactive in our diversity, equity and inclusion efforts:

•      We established several diverse employee resource groups, with more in the formation stages, where employees can gather to support and advocate for their communities within our Company.

•      Primarily as a result of internal initiatives and external partnerships to enhance our recruiting and retention, we have seen approximately 38% of new hires coming from racial ethnic minorities over the past two years, increasing their share of total U.S. employees to 30% at the end of 2021, compared with 27% in 2019 (based on regular employees included in our Company’s centralized human resources system).

Greenhouse Gas Emissions (MT CO,e, U.S. owned facilities only)	Annual CDP reporting— Climate Change Management B score maintained in 2021	Energy reductions in 2020 could provide energy for 167 homes for one year
Launched executive-level ESG Committee in 2021 to provide strategic oversight, direction and execution support for ESG issues
Expanded data collection for scope 3 greenhouse gas emissions to include employee commute in 2021

Fortune and Fortune 100 Best Companies are registered trademarks of Fortune Media IP Limited. From Fortune. ©2021 Fortune Media IP Limited. All rights reserved. Used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, First American Financial Corporation.

First American Financial Corporation   2022 Proxy Statement | 73

IV. Questions and Answers

Why have I been sent these proxy materials?

Our Board has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a stockholder of our Company, on certain matters that will be voted on at the annual meeting.

What matters will be voted on at the meeting?

The matters scheduled to be voted on at the meeting are:

•

the election of three persons to serve on the Board as Class III directors until the next annual meeting at which Class III directors are elected or as soon as their successors are duly elected and qualified;

•	an advisory vote to approve executive compensation, which we refer to as a “Say on Pay” vote;
•	a vote to approve the amended and restated First American Financial Corporation 2010 Employee Stock Purchase Plan;
•	the ratification of our Company’s selection of PricewaterhouseCoopers LLP (“PwC”) as its independent registered public accounting firm for the 2022 fiscal year; and
•	any other business properly raised at the meeting or any postponement or adjournment thereof.

At the time this proxy statement was mailed, our Board was not aware of any other matters to be voted on at the annual meeting.

Does our Board have any recommendations with respect to the listed proposals?

Our Board recommends you vote “FOR”: (1) each of its nominees for Class III director; (2) the Say on Pay proposal; (3) the amended and restated First American Financial Corporation 2010 Employee Stock Purchase Plan and (4) the ratification of PwC as our Company’s independent registered public accounting firm for the 2022 fiscal year.

When and where will the annual meeting take place?

This year’s annual meeting of stockholders will be held in a virtual-only meeting format online via live webcast using a unique link to be provided by email after registering at register.proxypush.com/FAF on May 10, 2022 at 1:00 PM Pacific Time. Our Company has taken steps to provide stockholders with the same rights and opportunities to participate in the virtual meeting as in an in-person meeting.

Who may attend the annual meeting?

All stockholders of our Company as of the record date, March 17, 2022, are entitled to participate in the annual meeting, including to submit questions or comments electronically during the meeting.

Who is a stockholder of record?

A stockholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

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IV. Questions and Answers

How do I participate in the annual meeting?

Stockholders may participate in and submit questions at the annual meeting online using a unique link to be provided by email after registering at register.proxypush.com/FAF using the control number provided on their proxy card or voting instruction form. Stockholders will need the latest versions of Chrome, Safari, Internet Explorer, Edge or Firefox to register. Stockholders who pre-register for the meeting on or before May 9, 2022, should receive an email confirming registration. All stockholders who register for the meeting will be sent an email with a link to the meeting approximately one hour before the meeting begins, or, after that, upon registration. Using this link, stockholders will be able to check in to the meeting and wait for the meeting portal to be opened. Stockholders are encouraged to allow ample time for the check-in procedures. The meeting portal will be opened approximately 15 minutes before the annual meeting begins. Stockholders that experience any difficulties registering for the annual meeting may call 1-800-468-9716 to receive support.

Stockholders may submit written questions and comments to our Company once the meeting portal opens and during the annual meeting through the unique link to be provided by email after registering for the meeting at register.proxypush.com/FAF. We intend to answer as many questions as possible during the time allotted. More information on the question and answer process, including the types and number of questions permitted, the length of questions, and how questions will be recognized, answered, and disclosed, will be available in the meeting Rules and Procedures, which will be posted on the meeting website when the meeting portal opens and during the meeting.

Help and technical support is available to assist stockholders with any technical difficulties they may have accessing the virtual annual meeting. If a stockholder encounters any difficulties accessing the virtual annual meeting platform, including any difficulties voting or submitting questions, the stockholder may refer to frequently asked questions that will be linked to in the email that the stockholder receives with the stockholder’s unique link to the meeting. A stockholder may also call the technical support phone number provided on the frequently asked questions webpage.

How many shares are entitled to vote at the meeting?

As of the record date, 108,889,639 shares of our common stock, par value $0.00001 per share, were issued, outstanding and entitled to vote at the meeting.

How many votes do I have?

Each share of common stock is entitled to one vote on each proposal.

How many votes are needed to elect each director?

Each nominee for election to serve as a Class III director who receives a majority of the votes cast at the annual meeting will be elected as a Class III director. However, our bylaws provide that in uncontested elections, such as the election of Class III directors at this year’s annual meeting, any nominee who does not receive a majority of votes cast “for” his or her election (meaning more votes “for” than “against”) would be required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the stockholder vote, our Board would then be required to decide whether to accept the resignation after considering the recommendation of the Nominating and Corporate Governance Committee. If the Board accepts the resignation offer, it will thereafter determine whether to fill the resulting vacancy or reduce the size of the Board.

First American Financial Corporation   2022 Proxy Statement | 75

IV. Questions and Answers

Who are the director nominees?

The nominees for Class III directors are:

Reginald H. Gilyard

Parker S. Kennedy

Mark C. Oman

See biographical information regarding the nominees beginning on page 2.

How many votes are needed to approve, on an advisory basis, our Company’s executive compensation?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting are needed to approve, on an advisory basis, our Company’s executive compensation presented herein.

Is the Board of Directors bound by the Say on Pay vote?

No. The Say on Pay vote is advisory and non-binding.

What is the 2010 Employee Stock Purchase Plan and what changes to the plan are being proposed?

The First American Financial Corporation 2010 Employee Stock Purchase Plan currently allows eligible employees to purchase common stock of our Company at 85.0% of the lesser of (i) the closing price of Company common stock on the first trading day of the offering period, or (ii) the closing price of Company common stock on the last trading day of the offering period. The proposed amendment and restatement increases the maximum number of shares of Company common stock that will be made available for sale under the plan from 5,000,000 to 14,000,000 and extends the term from July 1, 2023 to July 1, 2032. Stockholder approval is required for each of these amendments. The Board believes that these amendments will encourage additional employee stock ownership and thereby better align the interests of employees with long-term stockholders. For additional information, please see Item 3. Approval of Amendment and Restatement of the 2010 Employee Stock Purchase Plan (the “ESPP proposal”) on page 10.

How many votes are needed to approve the Amendment and Restatement of the 2010 Employee Stock Purchase Plan?

Our Company’s bylaws require the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting to approve the ESPP proposal.

How many votes are needed to ratify PwC as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting is needed to ratify PwC as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

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IV. Questions and Answers

What happens if our Company’s choice of PwC as its independent registered public accounting firm is not ratified by the stockholders?

If the stockholders do not ratify PwC as our Company’s independent registered public accounting firm for the 2022 fiscal year, the Audit Committee will reconsider its choice of PwC as our Company’s independent registered public accounting firm and may retain a different independent registered public accounting firm; however, the Audit Committee may nonetheless determine that it is in our Company’s, and our stockholders’, best interests to retain PwC as our Company’s independent registered public accounting firm. Additionally, even if stockholders ratify the Audit Committee’s selection of PwC as our Company’s independent registered public accounting firm, the Audit Committee may at any time determine that it is in our Company’s, and our stockholders’, best interests to retain a different firm.

How do I vote?

You can vote on matters that properly come before the meeting in one of four ways:

You may vote by mail before the meeting.

You do this by signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote by telephone before the meeting.

You do this by following the instructions accompanying the proxy card. If you submit your proxy by telephone, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy by telephone.

You may vote on the Internet before the meeting.

You do this by following the instructions accompanying the proxy card. If you submit your proxy on the Internet, your shares will be voted as you instruct. You do not have to separately mail in your proxy card. Some stockholders may not be able to submit their proxy on the Internet.

You may participate in the virtual meeting and vote online.

In order to attend and vote at the virtual annual meeting, you must register at register.proxypush.com/faf. Upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the annual meeting and to vote and submit questions during the meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process.

What happens if I sign and return my proxy card, but don’t mark my votes?

Kenneth D. DeGiorgio, chief executive officer, or Lisa W. Cornehl, senior vice president, chief legal officer, will vote your shares as proxies in accordance with the recommendations of the Board reflected herein or in their discretion on any other matters that may properly come before the annual meeting or any adjournments or postponements thereof.

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IV. Questions and Answers

Can I revoke my proxy?

You have the power to change or revoke your proxy at any time before the polls close at the meeting. You may do this by:

•	signing and returning another proxy card with a later date;
•	if you are a stockholder of record, submitting written notice of your revocation to our secretary at 1 First American Way, Santa Ana, California 92707;
•	submitting your proxy by telephone or on the Internet (only your latest proxy is counted) by 11:59 PM, Central time, on May 9, 2022; or
•	participating in the virtual meeting and voting online during the meeting. Participation in the virtual meeting will not by itself constitute revocation of a proxy.

What happens if my shares are held under the name of a brokerage firm?

If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under NYSE rules to vote customers’ unvoted shares on certain “routine” matters. We believe that the proposal to ratify the selection of our Company’s independent registered public accounting firm is expected to be deemed a routine matter under NYSE rules. If you do not submit your proxy, your brokerage firm has discretion to either vote your shares on routine matters or leave your shares unvoted.

Please note that the election to the Board of the nominees named in this proxy statement is considered a non-routine matter under NYSE Rule 452. Accordingly, if you are a street name holder and do not submit your proxy to your broker, your broker will not have discretion to vote your shares with respect to that proposal, resulting in “broker non-votes” (as described below). The Say on Pay and ESPP proposals are similarly considered non-routine under NYSE Rule 452.

We encourage you to provide instructions to your brokerage firm by submitting your proxy. This ensures that your shares will be voted at the meeting. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Who will count the votes?

An employee of our Company’s transfer agent will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What is “householding” and do we do it?

Although we do not “household” for our registered stockholders, some brokers, banks or similar entities holding our common stock for their customers may deliver only one copy of our proxy materials to a household with multiple stockholders sharing the same address, unless contrary instructions have been received from the affected stockholders. This procedure, referred to as “householding,” reduces the volume of duplicate materials stockholders receive and reduces mailing expenses. Stockholders sharing

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IV. Questions and Answers

an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials and wish to receive separate copies of these materials in the future. Alternatively, if you wish to receive a separate set of proxy materials for this year’s annual meeting, we will deliver them promptly upon request to our secretary at 1 First American Way, Santa Ana, California 92707 or at (714) 250-3000.

What constitutes a “quorum?”

A “quorum” refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Without a quorum, no business may be transacted at the annual meeting. However, whether or not a quorum exists, a majority of the shares represented at the annual meeting, either in person or by proxy, may adjourn the annual meeting to another date, time and place. Abstentions and broker non-votes (defined below) will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business.

What is a “broker non-vote” and how is it treated?

A “broker non-vote” occurs with respect to a proposal if the proposal is considered non-routine under NYSE Rule 452 (as described above) and the broker has not received voting instructions from a beneficial owner and, therefore, does not have the discretionary authority to vote shares held by the beneficial owner with respect to such proposal. Broker non-votes are treated as present for purposes of establishing the presence or absence of a quorum. A broker non-vote will not affect the outcome of the election of directors nor will it affect whether a director is required to resign after failing to receive a majority of the votes cast in an uncontested election, such as the election of Class III directors at this year’s annual meeting, because broker non-votes will not count as votes cast “for” or “against” from a director nominee. Similarly, broker non-votes will not count as shares present and entitled to vote for purposes of the Say on Pay proposal or ESPP proposal and will have no effect on the results of that proposal. We do not anticipate broker non-votes occurring with respect to the auditor ratification proposal because that matter is expected to be considered “routine” under NYSE Rule 452.

How are abstentions treated?

Abstentions are treated as present and entitled to vote but not as votes “cast” under Delaware law. Because the election of directors is determined by a majority of the votes cast, abstentions have no effect on the outcome of director elections or on whether a director is required to resign after failing to receive a majority of the votes cast in an uncontested election. However, since the proposal to ratify the selection of our Company’s independent public registered accounting firm, the Say on Pay proposal or the ESPP proposal require the affirmative vote of a majority of the shares present and entitled to vote, abstentions will have the same effect as a vote “against” those proposals.

What percentage of stock do the directors and executive officers own?

Together, they owned approximately 3.4% of our common stock as of the record date. See “Security Ownership of Management” beginning on page 17 for more details.

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IV. Questions and Answers

When are stockholder proposals for our next annual meeting due in order to be included in the proxy statement?

We will consider proposals submitted by stockholders for inclusion in the proxy statement for the annual meeting to be held in 2023 if they are received no later than 6:00 PM, Pacific time, on December 2, 2022 and comply with all other requirements of Securities and Exchange Commission (the “SEC”) Rule 14a-8. This date assumes that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the one-year anniversary of the date of the current annual meeting. See page 71 for more details.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of stockholders, proxy statement and form of proxy, and the solicitation of the proxies?

Our Company. We will also pay brokers and other nominees for the reasonable expenses of forwarding solicitation materials to their customers who own our common stock.

Who may solicit proxies?

In addition to this proxy statement, our directors, officers and other regular administrative employees may solicit proxies. None of them will receive any additional compensation for such solicitation. MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018, has been engaged by our Company to solicit proxies at an estimated cost of $14,000 plus reimbursement of reasonable expenses.

How will solicitors contact me?

People soliciting proxies may contact you in person, by mail, by telephone, by e-mail or by facsimile.

Who are the largest principal stockholders outside of management?

The following table lists as of the record date the persons or groups of stockholders who are known to us to be the beneficial owners of more than 5% of our common stock. The information regarding beneficial owners of more than 5% of our common stock was gathered by us from the filings made by such owners with the SEC or from informal sources. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned. This table does not include shares beneficially owned by our directors and officers and entities controlled by them. See the tables under the heading “Security Ownership of Management” beginning on page 17 for that information.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group(1)	11,785,169	10.8%
HG Vora Capital Management, LLC	10,300,000	9.5%
BlackRock, Inc.(3)	9,326,772	8.6%
(1)

According to a Schedule 13G/A filed on February 10, 2022, as of December 31, 2021, The Vanguard Group beneficially owned 11,785,169 shares of our common stock and had sole voting power over 0 shares, shared voting power over 57,755 shares, sole dispositive power over 11,633,990 shares and shared dispositive power over 151,179 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

Vanguard provides investment management services to our Company’s 401(k) Savings Plan, which plan offers Vanguard investments in its investment choices. Fees paid for investment management of these funds are incorporated into the fund net asset value (NAV) on a daily basis and fully disclosed as an expense ratio for the funds. As a result, these fees are paid by participants in our Company’s 401(k) Savings Plan and are not paid by our Company. The total amount of the fees will fluctuate based on the plan participant allocation decisions. The fees paid are reviewed by the fiduciaries of the 401(k) Savings Plan and are determined to be reasonable for the services provided.

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IV. Questions and Answers

Our Company and our affiliates engage in ordinary course trading; arrangements relating to the placement of investment funds of our Company, our affiliates or their clients; or other transactions or arrangements with The Vanguard Group and its affiliates and related entities. From time to time, The Vanguard Group, its affiliates or their related entities may purchase products or services from our Company or our affiliates. These transactions occur on arm’s-length bases and contain customary terms and conditions.

(2)

According to a Schedule 13G filed on February 14, 2022, as of December 31, 2021, HG Vora Capital Management, LLC beneficially owned 10,300,000 shares of our common stock and had sole voting and dispositive power over all 10,300,000 shares. The address of HG Vora Capital Management, LLC is 330 Madison Avenue, 20th Floor, New York, NY 10017.

(3)

According to a Schedule 13G/A filed on February 1, 2022, as of December 31, 2021, BlackRock, Inc. beneficially owned 9,326,772 shares of our common stock and had sole voting power over 8,978,468 shares and sole dispositive power over 9,326,772 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

BlackRock provides investment management services to our Company’s 401(k) Savings Plan, which plan offers a BlackRock investment in its investment choices. Fees paid for investment management of these funds are incorporated into the fund NAV on a daily basis and fully disclosed as an expense ratio for the funds. As a result, these fees are paid by participants in our Company’s 401(k) Savings Plan and are not paid by our Company. The total amount of the fees will fluctuate based on the plan participant allocation decisions. The fees paid are reviewed by the fiduciaries of the 401(k) Savings Plan and are determined to be reasonable for the services provided.

Our Company and our affiliates engage in ordinary course trading; arrangements relating to the placement of investment funds of our Company, our affiliates or their clients; or other transactions or arrangements with BlackRock, Inc. and its affiliates and related entities. From time to time, Blackrock, Inc., its affiliates or their related entities may purchase products or services from our Company or our affiliates. These transactions occur on arm’s-length bases and contain customary terms and conditions.

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V. Other Information

Our Annual Report on Form 10-K is available at www.firstam.com/proxymaterials, together with our Company’s notice of annual meeting, proxy statement, and other proxy materials. We will, upon the written request of any stockholder on the record date for the annual meeting, furnish without charge a copy of our Annual Report on Form 10-K filed with the SEC for the year 2021 and will furnish, at a charge of $10, a copy of the exhibits thereto. If applicable, such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the secretary at our executive offices at 1 First American Way, Santa Ana, California 92707.

The Board is not aware of any matters to come before the meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the meeting, the holders of the proxies will vote thereon in their discretion.

By Order of the Board of Directors Greg L. Smith Vice President, Deputy General Counsel and Secretary

Santa Ana, California

April 1, 2022

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Appendix A

Non-GAAP Financial Measures

This proxy statement contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including adjusted return on average total equity, and adjusted pretax margin. Our Company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. Below or as referenced, these non-GAAP financial measures are presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Our Company is presenting adjusted return on average total equity and adjusted pretax margin because our Company’s Compensation Committee uses these measures as a factor in assessing performance for the purpose of making compensation decisions.

Adjusted return on average total equity is a non-GAAP financial measure because it excludes accumulated other comprehensive income/loss and noncontrolling interests from total equity and also excludes current year net gains/losses from both the investment portfolio and certain venture portfolio investments from net income attributable to our Company and from total equity. Adjusted pretax margin is a non-GAAP financial measure because it excludes from pretax income net gains/losses from both the investment portfolio and certain venture portfolio investments.

Adjusted Return on Average Total Equity used by the Compensation Committee	Year Ended December 31, 2021 ($ in millions)
Net income attributable to the Company	$1,241
Total equity	$5,783
GAAP return on average total equity	23.2%

Reconciliation of Non-GAAP Adjustments:
Net income attributable to the Company	$1,241
Net gains from the investment portfolio, net of tax	(64)
Net gains from certain venture portfolio investments, net of tax	(104)
Adjusted net income attributable to the Company	$1,073

Total equity	$5,783
Accumulated other comprehensive loss	92
Noncontrolling interests	(16)
Net gains from the investment portfolio, net of tax	(64)
Net gains from certain venture portfolio investments, net of tax	(104)
Adjusted total equity	$5,691
Adjusted return on average total equity	20.3%	(1)
(1)

A preliminary calculation of adjusted return on average total equity (20.1%) was utilized by the Compensation Committee for purposes of determining compensation metric results for the annual incentive plan. The plan provides for no adjustment to the resulting payout if the final calculation of the metric would result in a bonus amount that differs by five percent or less from the amount determined by the preliminary calculation.

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Appendix A. Non-GAAP Financial Measures

Adjusted Pretax Margin used by the Compensation Committee	Year Ended December 31, 2021 ($ in millions)
Pretax income	$1,642
Total revenue	$9,221
GAAP pretax margin	17.8%

Reconciliation of Non-GAAP Adjustments:
Pretax income	$1,642
Net gains from the investment portfolio	(84)
Net gains from certain venture portfolio investments	(135)
Adjusted pretax income	$1,423

Total revenue	$9,221
Net gains from the investment portfolio	(84)
Net gains from certain venture portfolio investments	(135)
Adjusted total revenue	$9,002
Adjusted pretax margin	15.8%

A-2 | 2022 Proxy Statement   First American Financial Corporation

Appendix B

FIRST AMERICAN FINANCIAL CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated effective July 1, 2022

1.	Purpose.

The purpose of the Plan is to provide employees of the Corporation and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Corporation through accumulated payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended.  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a)“Board” shall mean the Board of Directors of the Corporation.

(b)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)“Common Stock” shall mean the Common Stock of the Corporation.

(d)“Committee” shall mean the Corporation’s Administrative Benefits Plan Committee.

(e)“Company” shall mean the Corporation, and any Designated Subsidiary of the Company.

(f)“Corporation” shall mean First American Financial Corporation, a Delaware corporation.

(g)“Compensation” shall mean an Employee's base pay, inclusive of overtime and any employer paid leave, and, except as provided below, all types of cash bonuses or commissions. Compensation also includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(k), 125 or 129 of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: severance pay, prizes, relocation or housing allowances, stock option exercises, stock appreciation right payments, the vesting or grant of restricted stock, the payment of stock units, performance awards, auto allowances, tuition reimbursement, perquisites, non-cash compensation and other forms of imputed income. Notwithstanding the foregoing, Compensation shall not include (i) any amounts deferred under or paid from any nonqualified deferred compensation plan maintained by the Company, or (ii) any cash bonus amounts that are subject to any right of recoupment or clawback provisions.  The Committee shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation, including the forms of pay to be included in Compensation for Designated Subsidiaries and Employees outside of the United States, and may change the definition of Compensation on a prospective basis, so long as any such determination, approval or change is consistent with Section 423(b)(5) of the Code.

(h)“Designated Subsidiary” shall mean any Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

(i)“Employee” shall mean any individual who is an employee of the Company for tax purposes on the first day of an Offering Period, or who becomes such an employee of the Company during an Offering Period prior to the Exercise Date of the Offering Period.  For purposes of the Plan, the

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Appendix B. 2010 Employee Stock Purchase Plan

employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other bona fide leave of absence approved by the Company.  Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(j)“Exercise Date” shall mean the last day of each Offering Period.

(k)“Fair Market Value” shall mean, unless otherwise determined or provided by the Committee in the circumstances consistent with Section 423(b)(5) of the Code, the closing price (in regular trading) for a share of Common Stock as furnished by the New York Stock Exchange for the Exercise Date (or any other applicable date) or, if no sales of Common Stock were reported by the New York Stock Exchange on that date, the closing price (in regular trading) for a share of Common Stock as furnished by the New York Stock Exchange for the next preceding day on which sales of Common Stock were reported by the New York Stock Exchange.

(l)“Grant Date” shall mean the first day of the applicable Offering Period.

(m)“Offering Period” shall mean a period of approximately one (1) calendar quarter during which an option granted pursuant to the Plan may be exercised.  The first Offering Period under the amended and restated Plan will commence on July 1, 2022 and terminate on the last Trading Day in the quarter ended September 30, 2022.  Thereafter, subsequent Offering Periods, if any, will commence on the first Trading Day of each calendar quarter and terminate on the last Trading Day of that quarter.  The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(n)“Plan” shall mean this 2010 Employee Stock Purchase Plan, as amended and restated.

(o)“Purchase Price” shall mean an amount equal to 85% of the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period or the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period, provided, however, that the Board, the Committee or Corporation’s Chief Executive Officer may provide prior to the start of any Offering Period that the Purchase Price for that Offering Period shall be determined by applying a discount amount (not to exceed 15%) to either (1) the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period, or (2) the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period, or (3) the lesser of the Fair Market Value of a share of Common Stock on the Grant Date of that Offering Period or the Fair Market Value of a share of Common Stock on the Exercise Date of that Offering Period. The Purchase Price may be adjusted by the Board, the Committee or the Corporation’s Chief Executive Officer pursuant to Section 19.

(p)“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Corporation or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Corporation or a Subsidiary. In all cases the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

(q)“Trading Day” shall mean a day on which national stock exchanges are open for trading.

3.	Eligibility.

(a)Any Employee who is at least eighteen (18) years of age and who shall be employed by the Company on the Grant Date shall be eligible to participate in the Plan for that Offering Period.  The Committee may, in its discretion, determine that, Employees whose customary employment is for not

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Appendix B. 2010 Employee Stock Purchase Plan

more than twenty (20) hours per week and/or five (5) months in any calendar year are not eligible to participate in the Plan.  In addition, the Committee may also exclude Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) from participating in the Plan for any applicable Offering Period if the grant of an option to such an Employee is prohibited under the laws of the foreign jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the Plan to violate the provisions of Section 423 of the Code.

(b)Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase capital stock of the Corporation or of any Subsidiary possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Corporation or of any Subsidiary then issued and outstanding, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Corporation or of any Subsidiary accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted (generally, the Grant Date)) for each calendar year in which such option is outstanding at any time, in accordance with Section 423(b)(8) of the Code.

4.	Offering Periods.

The Plan shall be implemented by consecutive quarterly Offering Periods with the first offering period under the amended and restated Plan commencing on July 1, 2013, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof.  The Committee or Corporation’s Chief Executive Officer shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter and the duration of the Offering Period complies with Section 423(b)(7) of the Code.

5.	Participation.

(a)An eligible Employee may become a participant in the Plan by completing such electronic or written enrollment form(s) or procedure(s) as the Committee may require from time to time, on or before the date designated by the Committee.

(b)Payroll deductions for a participant shall commence on the first payroll following the first day of the Offering Period and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a)At the time a participant enrolls in the Plan, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) (or such other limit as the Committee or Corporation’s Chief Executive Officer may establish prior to the start of the applicable Offering Period) of the Compensation which he or she receives on each pay day during the Offering Period.  Unless otherwise provided by the Committee, payroll deductions may be made on the basis of a percentage of compensation (in whole percentages only). The Committee may, however, require or permit deductions to be expressed as flat dollar contributions, which contributions shall not exceed $7,000 per Offering Period (or such other limit as the Committee or Corporation’s Chief Executive Officer may establish prior to the start of the applicable Offering Period).

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Appendix B. 2010 Employee Stock Purchase Plan

(b)All payroll deductions made for a participant shall be credited to his or her account under the Plan.  A participant may not make any additional payments into such account.

(c)A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions by completing or filing with the Committee, pursuant to such administrative procedures as may be implemented by the Committee from time to time, a new enrollment form authorizing a change in payroll deduction rate.  The Committee may, in its discretion and in a uniform manner applied to all participants, limit the number of participation rate changes during any Offering Period.  The change in rate shall be effective with the first full payroll period following the administrative deadline established by the Committee.  A participant’s enrollment in the Plan shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d)Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be refunded to the participant, or decreased to zero percent (0%), at any time.

(e)At the time the option is exercised, in whole or in part, or at the time some or all of the Corporation’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, if any.

7.	Grant of Option.

On the Grant Date, each participant shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Corporation’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that (a) the maximum number of shares that may be purchased by an Employee with respect to an Offering Period is 1,000 shares and (b) such purchase shall also be subject to the limitations set forth in Sections 3(b) and 13 hereof.  The Committee or Corporation’s Chief Executive Officer shall have the power to amend, in a uniform manner applicable to all participants, the individual award limit contained in clause (a) of the preceding sentence without stockholder approval effective no earlier than the first Offering Period commencing after the adoption of such amendment. All participants shall receive an option with the same rights and privileges within the meaning of Section 423(b)(5) of the Code.  Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period (including any shortened Offering Period pursuant to Section 18).

8.	Exercise of Option.

Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to the option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall be full or fractional shares as determined by the Committee. If the Committee determines not to permit the issuance of fractional shares, unless the Committee elects to refund any amounts representing a fractional share, any amounts representing a fractional share that have been credited to a participant's account shall be carried forward to the next Offering Period, subject to the participant's right to withdraw

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Appendix B. 2010 Employee Stock Purchase Plan

from the Plan as provided in Section 10 hereof. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her.

9.	Delivery.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Corporation shall arrange the delivery to each participant, as appropriate, of the shares purchased upon exercise of his or her option. Delivery of such shares shall be made either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion.

10.	Withdrawal.

(a)A participant may withdraw from the Plan and receive a refund of the payroll deductions credited to his or her account at any time by giving notice to the Committee on the form designated by the Committee, or pursuant to such administrative procedures as may be implemented by the Committee from time to time, on or before the date designated by the Committee.  If a participant withdraws from the Plan, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Committee a new enrollment form as provided in Section 5.

(b)A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.	Termination of Employment.

Upon a participant’s ceasing to be an eligible Employee for any reason, he or she shall immediately and automatically be removed from the Plan, receive a refund of the payroll deductions credited to his or her account and the participant’s outstanding options shall automatically terminate. For purposes of the Plan, if a Designated Subsidiary ceases to be a Subsidiary, each person employed by that Subsidiary will be deemed to have terminated employment for purposes of the Plan on the date that the Designated Subsidiary ceased to be a Subsidiary, unless the person continues as an employee of the Corporation or another Designated Subsidiary.

12.	Interest.

No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock.

(a)Subject to adjustment upon changes in capitalization of the Corporation as provided in Section 18 hereof, the maximum number of shares of the Corporation’s Common Stock which shall be made available for sale under the Plan shall be 14,000,000 shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Corporation shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

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Appendix B. 2010 Employee Stock Purchase Plan

(b)The participant shall have no interest or dividend or voting rights with respect to shares covered by his or her option until such option has been exercised and shares have been delivered pursuant to Section 9 hereof.

(c)Shares to be delivered to a participant under the Plan shall be registered in the name of the participant.

14.	Administration.

The Plan shall be administered by the Committee.  The Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Committee shall, to the full extent permitted by law, be final and binding upon all parties.  The Committee may delegate the routine day-to-day administration of the Plan to other persons or organizations, including to any employee of the Company. Notwithstanding the foregoing, any rights or responsibilities given to the Committee under the Plan may be exercised by the Board, in its discretion.

15.	Transferability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Corporation or Committee may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	Reports.

Individual accounts shall be maintained for each participant in the Plan.  Electronic or written statements of account, as determined by the Committee or its designee from time to time, shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)Changes in Capitalization.  Upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Committee shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other stock) that thereafter may be made the subject of options (including the share limit set forth in Section 13 and the maximum number of shares each participant may purchase per Offering Period set forth in Section 7), (2) the number, amount and type of shares of Common Stock (or other stock) subject to any outstanding

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Appendix B. 2010 Employee Stock Purchase Plan

options, (3) the Purchase Price of any outstanding options, and/or (4) the stock deliverable upon exercise of any outstanding options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding options. It is intended that any adjustments contemplated by this paragraph be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation, Section 424 of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of Section 14, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 18(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

(b)Dissolution or Liquidation.  Upon the occurrence of the proposed dissolution or liquidation of the Corporation, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee.  The New Exercise Date shall be before the date of the Corporation’s proposed dissolution or liquidation.  The Committee shall notify each participant, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)Corporate Transactions. Upon the occurrence of any of the following: any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); or any other similar event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock), the Committee may make provision for the assumption, substitution, or exchange of the outstanding options based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence, unless the Committee has made a provision for the assumption, substitution, exchange or other continuation or settlement of the outstanding options or the outstanding options would otherwise continue in accordance with their terms in the circumstances, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the transaction described in this Section 18(c). The Committee shall notify each participant, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.	Amendment or Termination.

(a)The Board, Chief Executive Officer and/or the Committee may at any time and for any reason suspend, terminate or amend the Plan. Except as provided in Section 18, no such termination shall adversely affect options previously granted, provided that an Offering Period may be terminated by the Board, Committee or Corporation’s Chief Executive Officer on any Exercise Date if the Board, Committee or Corporation’s Chief Executive Officer determines that the termination of the Offering Period or the Plan is in the best interests of the Corporation and its stockholders. Except as provided in Section 18 and Section 19, no amendment may make any change in any option theretofore granted which

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Appendix B. 2010 Employee Stock Purchase Plan

materially adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Corporation shall obtain shareholder approval of any suspension, termination, or amendment of the Plan in such a manner and to such a degree as required.

(b)Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected”:

(i)the Committee shall be entitled to add or delete Designated Subsidiaries to be eligible to participate in the Plan, exclude Employees from being eligible to participate in the Plan pursuant to Section 3, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion advisable which are consistent with the Plan; and

(ii)prior to the start of any Offering Period, the Committee or the Corporation’s Chief Executive Officer may change the Offering Periods, change the Purchase Price, change the maximum number of shares that may be purchased by an Employee with respect to an Offering Period, and may add, change or eliminate any holding period.

(c)In the event the Board, Committee or Corporation’s Chief Executive Officer determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board, Committee or Corporation’s Chief Executive Officer may, in its discretion and, to the extent necessary or desirable in a manner consistent with the requirements of Section 423 of the Code, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)alter the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii)shorten any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the action; and/or

(iii)allocate shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20.	Notices.

All notices or other communications by a participant to the Company or Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee pursuant to such administrative procedures as may be implemented by the Committee from time to time (or in writing to the extent no other applicable notice procedures are then in effect).

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Appendix B. 2010 Employee Stock Purchase Plan

21.	Conditions Upon Issuance of Shares.

(a)Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Corporation with respect to such compliance if such approval is determined to be necessary or advisable by the Corporation.

(b)Holding Period after Exercise of Option.  The Committee or the Corporation’s Chief Executive Officer, at its sole discretion, may add, change or eliminate a holding period prior to the start of any Offering Period.

22.	Term of Plan.

This amendment and restatement of the Plan shall become effective July 1, 2022, subject to approval by the stockholders of the Corporation within twelve months after this amendment and restatement is adopted.  It shall continue in effect for a term of ten (10) years following the effective date (i.e., through July 1, 2032), unless sooner terminated under Section 19 hereof.  An Offering Period may commence under the Plan prior to the approval of the Plan by the stockholders of the Corporation, provided that all options granted in any such Offering Period shall be subject to the approval of the Plan by the stockholders of the Corporation and such options shall terminate (and payroll deductions previously credited shall be refunded) if such stockholder approval is not obtained.

23.	Governing Law.

This Plan shall be governed by the laws of the State of Delaware.

24.	No Enlargement of Employee Rights.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Corporation or any Designated Subsidiary, or to interfere with the right of the Corporation or Designated Subsidiary to discharge any Employee at any time.

25.	Rules for Foreign Jurisdictions.

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, consistent with the requirements under Section 423(b)(5) of the Code.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

The Committee may also adopt sub-plans applicable to particular Subsidiaries, which sub-plans may be designed to be outside the scope of Code section 423.  The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

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Appendix B. 2010 Employee Stock Purchase Plan

26.	Separate Offerings.

To the extent that employees of the Corporation and one or more Subsidiaries are eligible to participate in any Offering Period, the offering of options to the eligible employees of the Corporation and each Subsidiary shall be treated as separate offerings under the Plan.

27.	Notice of Sale.

Any person who has acquired shares under the Plan shall give prompt written notice to the Corporation of any sale or other transfer of the shares if such sale or transfer occurs (1) within the two-year period after the Grant Date of the option with respect to which such shares were acquired, or (2) within the twelve-month period after the Exercise Date of the Offering Period with respect to which such shares were acquired.

28.	Additional Restrictions of Rule 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Securities Exchange Act of 1934, as amended, with respect to Plan transactions.

29.	Equal Rights and Privileges.

All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the related Treasury regulations. Any provision of the Plan which is inconsistent with Section 423 of the Code shall without further act or amendment by the Corporation or the Committee be reformed to comply with the requirements of Section 423. This Section shall take precedence over all other provisions of the Plan.

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First American Financial Corporation

1 First American Way, Santa Ana, CA 92707

800.854.3643▼www.firstam.com▼NYSE: FAF

First American Financial Corporation

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 10, 2022

1:00 PM, Pacific Time

To register for the virtual meeting, please follow the instructions below:

•

Visit register.proxypush.com/faf on your smartphone, tablet or computer. You will need the latest versions of Chrome, Safari, Internet Explorer, Edge or Firefox. Please ensure your browser is compatible.

•	As a stockholder, you will then be required to enter your control number which is located in the upper right-hand corner on the reverse side of this proxy card/notice.

After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

Your Vote Is Important to the Company!

First American Financial Corporation
1 First American Way	proxy
Santa Ana, California 92707

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2022, held in a virtual-only meeting format online via live webcast using a unique link to be provided by email after registering at register.proxypush.com/FAF.

The undersigned stockholder of First American Financial Corporation hereby revokes all previously granted proxies and appoints Kenneth D. DeGiorgio and Lisa W. Cornehl, and each of them, with power to each of substitution, to attend the annual meeting of the stockholders of said corporation to be held May 10, 2022, at 1:00 PM, Pacific Time, virtually via live webcast using a unique link to be provided by email after registering at register.proxypush.com/FAF, and any adjournments or postponements thereof; and to vote the shares of the undersigned at such meeting as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED FOR EACH NOMINEE AND FOR ITEMS 2, 3 AND 4.

See reverse for voting instructions.

First American Financial Corporation	Shareowner Services P.O. Box 64945

	St. Paul, MN 55164-0945	COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE –

Before the meeting – www.proxypush.com/faf

Use the Internet to vote your proxy until 11:59 PM (CT) on May 9, 2022.

During the meeting – using a unique link to be provided by email after registering at register.proxypush.com/FAF – You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box in the upper right corner of this proxy card available and follow the instructions.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 PM (CT) on May 9, 2022.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 9, 2022.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

⇩	Please detach here	⇩

The Board of Directors Recommends a Vote FOR Each Nominee and FOR Items 2, 3 and 4.

1.	Election of Class III directors:	01 Reginald H. Gilyard	☐	For	☐	Against	☐	Abstain
		02 Parker S. Kennedy	☐	For	☐	Against	☐	Abstain
		03 Mark C. Oman	☐	For	☐	Against	☐	Abstain

2.	Advisory vote to approve executive compensation.		☐	For	☐	Against	☐	Abstain

3.	To approve the amendment and restatement of the 2010 Employee Stock Purchase Plan.		☐	For	☐	Against	☐	Abstain

4.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.		☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH NOMINEE AND FOR ITEMS 2, 3 AND 4.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.